EXHIBIT 10.1

MASTER REPURCHASE AGREEMENT

MASTER REPURCHASE AGREEMENT, dated as of December 12, 2005 (as amended, restated, supplemented or otherwise modified and in effect from time to time, this “Repurchase Agreement”), by and among NC CAPITAL CORPORATION, a California corporation (“NC Capital”), NEW CENTURY MORTGAGE CORPORATION, a California corporation (“New Century”), NC RESIDUAL II CORPORATION, a Delaware corporation (“NC Residual”), HOME123 CORPORATION, a California corporation (“Home123”), NEW CENTURY CREDIT CORPORATION, a California corporation (“NC Credit”, together with NC Capital, New Century, Home123 and NC Residual, collectively, the “Sellers”, each, a “Seller”), MORGAN STANLEY BANK, a Utah industrial loan corporation (“MSB”) and MORGAN STANLEY MORTGAGE CAPITAL INC., a New York corporation (“MSMCI”, together with MSB, the “Buyers”, each a “Buyer”) as agent for the Buyers (in such capacity, the “Agent”).

RECITALS

The Sellers have each requested that the Buyers from time to time enter into transactions (each, a “Transaction”), pursuant to which a Seller agrees to sell to the Buyers, and the Buyers agree to purchase from such Seller, on the Purchase Date (defined below) for such Transaction, certain Eligible Mortgage Loans (defined below), each Buyer purchasing undivided ownership interests in such Eligible Mortgage Loans pursuant to such Transactions, against payment by the Buyers of an amount equal to the Purchase Price (defined below) for such undivided ownership interests in Eligible Mortgage Loans, with a simultaneous agreement by the Buyers to sell to such Seller, and such Seller to repurchase from the Buyers, Purchased Loans (defined below) on the related Repurchase Date (defined below) against payment by such Seller of an amount equal to the related Repurchase Price (defined below).

Each Seller is engaged in a business that is complementary to the business of the other Sellers. Each Seller will directly benefit from each Transaction entered into with another Seller, and the proceeds of each Transaction will inure to the benefit of each Seller.

NOW, THEREFORE, the Sellers, the Buyers and the Agent hereby agree, in consideration of the mutual premises and mutual obligations set forth herein, the receipt and sufficiency of which is hereby acknowledged, as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING MATTERS.

Section 1.01 Certain Defined Terms. As used herein, the following terms shall have the following meanings (all terms defined in this Section 1.1 or in other provisions of this Repurchase Agreement in the singular to have the same meanings when used in the plural and vice versa):

“30/40 Mortgage Loan” means an Eligible Mortgage Loan which has an original term to maturity of not more than thirty years from commencement of amortization, based upon a forty year amortization schedule with a balloon payment in year thirty.

“Affiliate” shall mean with respect to any Person, any “affiliate” of such Person, as such term is defined in the Bankruptcy Code.

“Affiliate Guarantee” shall mean any Guarantee of obligations of an Affiliate of a Seller, delivered by a Seller in favor of any Person not a Buyer hereunder.

“Affiliate Guarantee Summary” shall mean a summary of the material terms of any Affiliate Guarantee (including, but not limited to, the amount of the obligations guaranteed under such Affiliate Guarantee and any limitation on the maximum amount of such Affiliate Guarantee).

“Agent” shall have the meaning provided in the introductory paragraph hereof.

“Applicable Pricing Spread” shall mean the sum of the weighted average of the applicable rates per annum for each type of Eligible Mortgage Loan for each day that Transactions shall be outstanding in respect of such Eligible Mortgage Loans. For each type of Eligible Mortgage Loan, the applicable rate shall be equal to the product of (x) a fraction equal to (1) the Recognized Value of all Eligible Mortgage Loans of such type, divided by (2) the Recognized Value of all Eligible Mortgage Loans, and (y) the applicable pricing spread specified in the table below:

Type of Eligible Mortgage Loan	Applicable Pricing Spread

Unseasoned Mortgage Loan	0.50%

Second Lien Mortgage Loan	0.50%

30+ Delinquent Mortgage Loan	1.00%

60+ Delinquent Mortgage Loan	1.00%

Defaulted Mortgage Loan	1.45%

Wet-Ink Mortgage Loan	0.50%

the applicable pricing spread
specified by the Agent one (1)
Business Day prior to the
Discretionary Mortgage Loan	applicable Purchase Date

“Applicable Purchase Rate” shall mean, for each type of Eligible Mortgage Loan, the “Applicable Purchase Rate” set forth in the chart below opposite the applicable type of Eligible Mortgage Loan:

Type of Eligible Mortgage Loan	Applicable Purchase Rate

Unseasoned Mortgage Loan	98%

Second Lien Mortgage Loan	98%

30+ Delinquent Mortgage Loan	85%

60+ Delinquent Mortgage Loan	75%

Wet-Ink Mortgage Loan	98%

Defaulted Mortgage Loan	the applicable BPO Percentage

the applicable percentage
specified by the Agent one (1)
Business Day prior to the
Discretionary Mortgage Loan	applicable Funding Date

“Approved Escrow Holdback” shall be the total amount which was included in the sales price and appraised value of an Escrow Eligible Property with respect to Specific Eligible Upgrades that were not completed as of the origination of the related Purchased Loan and which amount is held in escrow by the related title or closing agent in accordance with the Underwriting Guidelines to secure the completion of such Specific Eligible Upgrades.

“Assignment and Acceptance” shall have the meaning set forth in Section 11.05(a) hereof.

“Bankruptcy Code” shall mean the United States Bankruptcy Code, 11 U.S.C. § 101 et. seq., as amended from time to time.

“Board Report” shall mean the documentation delivered to the Board of Directors of the Guarantor pursuant to Section 7.01(b), which shall include, but is not limited to (i) financial overview, (ii) consolidated financial statements and (iii) any additional financial information included in such report from time to time.

“BPO Percentage” shall mean (i) with respect to any Defaulted Mortgage Loan for which a Broker Price Opinion has not been obtained, 50% and (ii) with respect to any Defaulted Mortgage Loan for which a Broker Price Opinion has been obtained, 65%.

“Broker Price Opinion” shall mean, with respect to a Purchased Loan or an REO Property, a broker’s price opinion prepared by a duly licensed real estate broker who has no interest, direct or indirect, in the Purchased Loan or REO Property or in the Sellers or any Affiliate of the Sellers and whose compensation is not affected by the results of the broker’s price opinion, and which valuation (i) indicates the expected proceeds for a sale of the related Mortgaged Property or REO Property and, (ii) with respect to any condominium development or planned unit development that was not Federal National Mortgage Association or Federal Home Loan Mortgage Corporation approved, the amount, if any, by which the valuation was decreased as a result of such lack of approval, and (iii) includes certain assumptions, including those as to the condition of the exterior and interior of the applicable Mortgaged Property or REO property and carrying costs and expenses during marketing time.

“Business Day” shall mean any day other than (i) a Saturday or Sunday or (ii) a day on which the New York Stock Exchange, the Federal Reserve Bank of New York or the Custodian is authorized or obligated by law or executive order to be closed.

“Buyer” and “Buyers” shall have the meanings provided in the introductory paragraph hereto.

“Buyer Downgrade” shall mean (i) a downgrade of MS’s corporate bond rating, if any, to a rating below “A-” by S&P or “A3” by Moody’s or (ii) a downgrade of MS’s commercial paper rating below “A-1” by S&P or “P-1” by Moody’s.

“Calculation Period” shall mean, with respect to any Transaction, (a) initially, the period commencing on the Purchase Date to but excluding the first Payment Date; and (b) thereafter, each period commencing on a Payment Date to but excluding the next Payment Date. Notwithstanding the foregoing, no Calculation Period may end after the Termination Date.

“Capital Lease Obligations” shall mean, for any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) Property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and, for purposes of this Repurchase Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

“Capital Stock” shall mean any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all similar ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.

“Closing Agent” shall mean, with respect to any Purchased Loan that is a Wet-Ink Mortgage Loan, the entity reasonably satisfactory to the Agent (which may be a title company, escrow company or attorney in accordance with local law and practice in the jurisdiction where the related Wet-Ink Mortgage Loan is being originated) to which the proceeds of such Transaction are to be wired pursuant to the instructions of the Sellers.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall have the meaning provided in Section 4.01(d) hereof.

“Collection Account” shall mean one or more accounts established by the Servicer subject to a security interest in favor of the Agent, for the benefit of the Buyers, into which all Collections shall be deposited by the Servicer.

“Collections” shall mean, collectively, all collections and proceeds on, or in respect of the Purchased Loans, excluding collections required to be paid to the Servicer or a mortgagor on the Purchased Loans.

“Commitment” shall mean, as to any Buyer, the obligation of such Buyer to enter into Transactions with the Sellers hereunder in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Buyer’s name on Schedule 4 under the caption “Commitment” or in an Assignment and Acceptance, as such amount may be reduced from time to time in accordance with the provisions of this Repurchase Agreement. The aggregate amount of the Commitments of the Buyers shall equal the Maximum Amount.

“Commitment Percentage” shall mean as follows: to the extent that the aggregate outstanding Purchase Price of the Transactions (including after giving effect to any Transaction requested to be entered into or repaid) at any time is less than or equal to the Commitment of MSB, the Commitment Percentage of MSB shall equal 100% and at all other times the Commitment Percentage of MSMCI shall be 100%.

“Commitment Period” shall mean the period from and including the date hereof to but not including the Termination Date or such earlier date on which the Commitments shall terminate as provided herein.

“Control Agreement” shall mean an Account Control Agreement, substantially in the form of Exhibit J hereto, executed and delivered by a duly authorized officer of each of the parties thereto, as the same may be amended, restated, supplemented or otherwise modified and in effect from time to time.

“Controlled Accounts” shall mean collectively, the Collection Account and the Wet Funding Account.

“Costs” shall have the meaning provided in Section 11.03 hereof.

“Custodial Agreement” shall mean a Custodial Agreement, substantially in the form of Exhibit A hereto, executed and delivered by a duly authorized officer of each of the parties thereto, as the same may be amended, restated, supplemented or otherwise modified and in effect from time to time.

“Custodian” shall mean Deutsche Bank National Trust Company, as custodian under the Custodial Agreement, and its successors and permitted assigns thereunder.

“Default” shall mean an Event of Default or an event that with notice or lapse of time or both would become an Event of Default.

“Defaulted Mortgage Loan” shall mean, as of any date of determination, an Eligible Mortgage Loan which is 90 days or more Delinquent and/or is subject to a foreclosure proceeding.

“Delinquent” shall mean that a Monthly Payment (as defined in Part III of Schedule 1 hereto) has not been made by the close of business on the related Due Date (as defined in Part III of Schedule 1 hereto).

“Disbursement Agent” shall mean Deutsche Bank National Trust Company, as disbursement agent for the Agent pursuant to the Custodial Agreement.

“Discretionary Mortgage Loan” shall mean a Purchased Loan which does not specifically meet the parameters of an Eligible Mortgage Loan as described herein.

“Dollars” and “$” shall mean lawful money of the United States of America.

“Due Date” means the day of the month on which the Monthly Payment is due on a mortgage loan, exclusive of all applicable grace periods.

“Due Diligence Review” shall mean the performance by the Agent of any or all of the reviews permitted under Section 11.15 hereof with respect to any or all of the Purchased Loans, as desired by the Agent from time to time.

“Effective Date” shall mean the date upon which the conditions precedent set forth in Section 5.01 shall have been satisfied.

“Eligible Mortgage Loan” shall mean a mortgage loan originated by any Seller or any Affiliate of any Seller, secured by a first or second mortgage Lien on a one-to-four family residential property, as to which the representations, and warranties in Section 6.10 and Part I and Part II of Schedule 1 hereof are correct provided, however, that, in no event shall any Eligible Mortgage Loan be a security for purposes of any securities or blue-sky laws; and provided, further, that the following mortgage loans shall not be Eligible Mortgage Loans: (1) a mortgage loan for which the related obligor is subject to a voluntary or involuntary bankruptcy proceeding or for which the related Mortgaged Property has been acquired through foreclosure, acceptance of a deed-in-lieu of foreclosure or otherwise in accordance with applicable law in connection with the default of such mortgage loan, (2) a Defaulted Mortgage Loan for which a Broker Price Opinion can not be obtained, (3) a mortgage loan that is listed on the Exception Report, and (4) a mortgage loan which shall have been purchased by the Buyers hereunder, but has not been repurchased by the Sellers within 180 days of the Purchase Date.

“Equity Proceeds” shall mean with respect to the Guarantor, an amount equal to the net proceeds from the issuance of any equity securities of the Guarantor or the net proceeds to the Guarantor from contributions to capital or otherwise by another Person.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” shall mean any corporation or trade or business that is a member of any group of organizations (i) described in Section 414(b) or (c) of the Code of which any Seller is a member and (ii) solely for purposes of potential liability under Section 302(c)(11) of ERISA and Section 412(c)(11) of the Code and the lien created under Section 302(f) of ERISA and Section 412(n) of the Code, described in Section 414(m) or (o) of the Code of which any Seller is a member.

“Escrow Eligible Property” shall mean a newly constructed Mortgaged Property that (i) is habitable, (ii) was constructed and is being completed by a builder that is an approved builder under the Underwriting Guidelines, (iii) is a single family residence or a detached unit in a planned unit development (PUD), (iv) is not a condominium, (v) is owner-occupied and (vi) is not subject to any HELOC Mortgage Loan.

“Escrow Holdback Loan” shall mean a Purchased Loan that was made in connection with the initial retail sale of an Escrow Eligible Property and which is subject to an Approved Escrow Holdback.

“Eurocurrency Liabilities” shall have the meaning specified in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurodollar Base Rate” shall mean, with respect to each day any Transaction is outstanding, the rate per annum equal to the rate appearing at page 5 of the Telerate Screen as one-month LIBOR on such date (and if such date is not a Business Day, the rate quoted as one-month LIBOR on the Business Day immediately preceding such date), and if such rate shall not be so quoted, the rate per annum at which the Agent is offered Dollar deposits at or about 10:00 A.M., New York City time, on such date by prime banks in the interbank eurodollar market where the eurodollar and foreign currency exchange operations in respect of the Transactions are then being conducted for delivery on such day for a period of thirty (30) days and in an amount comparable to the aggregate Purchase Price of all Transactions outstanding on such day.

“Eurodollar Rate” shall mean with respect to each day during each Calculation Period pertaining to a Eurodollar Transaction, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

Eurodollar Base Rate

1.00 – Eurodollar Rate Reserve Percentage

“Eurodollar Rate Reserve Percentage” shall mean, for any Calculation Period pertaining to a Eurodollar Transaction, the reserve percentage applicable two (2) Business Days before the first day of such Calculation Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor thereto) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York, New York with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Transactions is determined) having a term comparable to such Calculation Period.

“Eurodollar Transaction” shall mean a Transaction with respect to which the related Pricing Rate is determined by reference to the Eurodollar Rate.

“Event of Default” shall have the meaning provided in Article VIII hereof.

“Exception” shall have the meaning specified in the Custodial Agreement.

“Exception Report” shall mean the portion of the Mortgage Loan Schedule and Exception Report detailing Exceptions in respect of each Purchased Loan (or proposed Purchased Loan).

“Excess Proceeds” shall have the meaning provided in Section 2.07 hereof.

“Facility Fee” shall have the meaning provided in Section 3.04 hereof.

“Federal Funds Purchase Rate” shall mean a rate per annum equal to the sum of (x) the Federal Funds Rate plus 1.00% and (y) the Applicable Pricing Spread.

“Federal Funds Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by a money-center bank designated by the Agent from three federal funds brokers of recognized standing selected by it.

“GAAP” shall mean generally accepted accounting principles as in effect from time to time in the United States.

“Governmental Authority” shall mean any nation or government, any state or other political subdivision, agency or instrumentality thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any court or arbitrator having jurisdiction over any Seller or any of their Affiliates or Property.

“Guarantee” shall mean, as to any Person, any obligation of such Person directly or indirectly guaranteeing any Indebtedness of any other Person or in any manner providing for the payment of any Indebtedness of any other Person or otherwise protecting the holder of such Indebtedness against loss (whether by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, or to take-or-pay or otherwise); provided, that the term “Guarantee” shall not include (i) endorsements for collection or deposit in the ordinary course of business or (ii) obligations to make servicing advances for delinquent taxes and insurance or other obligations in respect of a Mortgaged Property. The amount of any Guarantee of a Person shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith. The terms “Guarantee” and “Guaranteed” used as verbs shall have correlative meanings.

“Guarantor” shall mean New Century Financial Corporation, a Maryland corporation.

“HELOC Mortgage Loan” shall mean a revolving line of credit that is a first or second lien mortgage loan made by any Seller to a Mortgagor, which is underwritten substantially in accordance with the Underwriting Guidelines for Purchased Loans that are home equity lines of credit.

“Indebtedness” shall mean, for any Person: (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of Property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such Property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of Property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within ninety (90) days after the date the respective goods are delivered or the respective services are rendered; (c) Indebtedness of others secured by a Lien on the Property of such Person, whether or not the respective Indebtedness so secured has been assumed by such Person; (d) obligations (contingent or otherwise) of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for account of such Person; (e) Capital Lease Obligations of such Person; (f) obligations of such Person under repurchase agreements, sale/buy-back agreements or like arrangements; (g) Indebtedness of others Guaranteed by such Person; (h) all obligations of such Person incurred in connection with the acquisition or holding of fixed assets by such Person; and (i) Indebtedness of general partnerships of which such Person is a general partner.

“Indemnified Party” shall have the meaning provided in Section 11.03 hereof.

“Initial Servicer” shall have the meaning provided in Section 11.14(a) hereof.

“Intangible Assets” shall mean the excess of the cost over book value of assets acquired, patents, trademarks, trade names, copyrights, franchises and other intangible assets (excluding, in any event, the value of any residual securities and the value of any owned or purchased mortgage servicing rights).

“Interest Rate Protection Agreement” shall mean, with respect to any or all of the Purchased Loans, any short sale of US Treasury Securities, futures contract, mortgage related security, Eurodollar futures contract, options related contract, interest rate swap, cap or collar agreement or similar arrangement providing for protection against fluctuations in interest rates or the exchange of nominal interest obligations, either generally or under specific contingencies, entered into by a Seller and an Affiliate of the Agent, and acceptable to the Buyers.

“Lien” shall mean any mortgage, lien, pledge, charge, security interest or similar encumbrance.

“Loan-to-Value Ratio” or “LTV” shall mean with respect to any Purchased Loan, the ratio of the original outstanding principal amount of such Purchased Loan to the lesser of (a) the appraised Value of the related Mortgaged Property at the time of origination and (b) if the related Mortgaged Property was purchased within 12 months of the origination of the Purchased Loan, the purchase price of the Mortgaged Property.

“Majority Buyers” shall mean, at any time, Buyers having 50% or more of open Transactions hereunder.

“Margin Base” shall mean the aggregate Recognized Value of all Purchased Loans.

“Margin Deficiency” shall have the meaning provided in Section 2.06(a) hereof.

“Market Value” shall mean, as of any date with respect to any Eligible Mortgage Loan, the value determined by the Agent in good faith and in its sole discretion.

“Material Adverse Effect” shall mean a material adverse effect on (a) the Property, business, operations, financial condition or prospects of any Seller or any of its Material Affiliates, (b) the ability of any Seller or any of its Material Affiliates to perform its obligations under any of the Repurchase Documents to which it is a party, (c) the validity or enforceability of any of the Repurchase Documents, (d) the rights and remedies of the Agent or the Buyers under any of the Repurchase Documents, (e) the timely payment of the Repurchase Price or the Price Differential on the Transactions or other amounts payable in connection therewith or (f) the value of the Purchased Items and the Collateral taken as a whole.

“Material Affiliate” shall mean New Century Financial Corporation and its successors and assigns.

“Maximum Amount” shall mean, at any time, an amount equal to $3,000,000,000, as such amount may be reduced in accordance with Section 2.01 hereof.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgage” shall mean the mortgage, deed of trust or other instrument securing a Mortgage Note, which creates a first or second Lien on the fee in real property securing the Mortgage Note.

“Mortgage File” shall have the meaning assigned thereto in the Custodial Agreement.

“Mortgage Loan Data File” shall mean, with respect to any Eligible Mortgage Loan (or proposed Eligible Mortgage Loan), a computer-readable file containing information with respect to such Eligible Mortgage Loan (the data fields of which file are identified on Annex I to the Custodial Agreement), to be delivered by the applicable Seller to the Agent pursuant to Section 2.02(a) hereof.

“Mortgage Loan Documents” shall mean, with respect to each Purchased Loan, the documents comprising the Mortgage File for such Purchased Loan, as applicable.

“Mortgage Loan Schedule” shall have the meaning assigned thereto in the Custodial Agreement.

“Mortgage Loan Schedule and Exception Report” shall mean the mortgage loan schedule and exception report prepared by the Custodian pursuant to the Custodial Agreement.

“Mortgage Note” shall mean the original executed promissory note or other evidence of the indebtedness of a mortgagor/borrower with respect to an Eligible Mortgage Loan.

“Mortgaged Property” shall mean the real property (including all improvements, buildings, fixtures, building equipment and personal property thereon and all additions, alterations and replacements made at any time with respect to the foregoing) and all other collateral securing repayment of the debt evidenced by a Mortgage Note.

“Mortgagor” shall mean the obligor on a Mortgage Note.

“MS” shall mean Morgan Stanley, a Delaware corporation.

“MS Obligations” shall mean any indebtedness or other like obligations of a Seller hereunder and under any other agreement (other than this Repurchase Agreement) between Seller on the one hand and a Buyer (or any Affiliate of a Buyer) on the other hand (including, without limitation, any Repurchase Obligations, Price Differential, interest, principal, default interest, termination payments, hedging costs, structuring or other facility fees and expenses).

“MSB” shall have the meaning provided in the introductory paragraph hereof.

“MSMCI” shall have the meaning provided in the introductory paragraph hereof.

“Multiemployer Plan” shall mean a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions have been or are required to be made by any Seller or any ERISA Affiliate and that is covered by Title IV of ERISA.

“Net Income” shall mean, for any period, the net income of the Guarantor for such period as determined in accordance with GAAP.

“New Century Guaranty” shall mean the Guaranty, made by the Guarantor, substantially in the form of Exhibit H hereto, as the same may be amended, restated, supplemented or otherwise modified and in effect from time to time.

“Nine-Day Aged Wet-Ink Mortgage Loan” shall mean a Wet-Ink Mortgage Loan with respect to which the related Mortgage File has not been received by the Custodian and the Custodian has not issued a Trust Receipt by the ninth (9th) Business Day following the applicable Purchase Date.

“1934 Act” shall mean the Securities and Exchange Act of 1934, as amended.

“Payment Date” shall mean, with respect to each Transaction, the first Business Day of each calendar month, commencing with the first such date after the related Purchase Date.

“PBGC” shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Person” shall mean any individual, corporation, company, voluntary association, partnership, joint venture, limited liability company, trust, unincorporated association or government (or any agency, instrumentality or political subdivision thereof).

“Plan” shall mean an employee benefit or other plan established or maintained by any Seller or any ERISA Affiliate and covered by Title IV of ERISA, other than a Multiemployer Plan.

“Post-Default Rate” shall mean, with respect to any amount of Repurchase Price or any other amount owing by the Seller under this Repurchase Agreement or any other Repurchase Document that is not paid in full when due to any Buyer or the Agent (whether at stated maturity, by acceleration, by optional or mandatory prepayment or otherwise), a rate per annum during the period from and including the due date to but excluding the date on which such amount is paid in full equal to 4% per annum plus the Prime Rate in effect on such due date and from time to time thereafter until such amount is paid in full.

“Predatory Lending Practices” means any and all underwriting and lending policies, procedures and practices defined or enumerated in any local or municipal ordinance or regulation or any state or federal regulation or statute prohibiting, limiting or otherwise relating to the protection of consumers from such policies, procedures and practices. Such policies, practices and procedures may include, without limitation, charging excessive loan, broker, and closing fees, charging excessive rates of loan interest, making loans without regard to a consumer’s ability to re-pay the loan, refinancing loans with no material benefit to the consumer, charging fees for services not actually performed, discriminating against consumers on the basis of race, gender, or age, failing to make proper disclosures to the consumer of the consumer’s rights under federal and state law, and any other predatory lending policy, practice or procedure as defined by ordinance, regulation or statute.

“Prescribed Laws” shall mean, collectively, (a) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56) (The USA PATRIOT Act), (b) Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism, (c) the International Emergency Economic Power Act, 50 U.S.C. §1701 et. seq. and (d) all other Requirements of Law relating to money laundering or terrorism.

“Price Differential” means, with respect to any Transaction outstanding hereunder as of any date, the aggregate amount obtained by daily application of the Pricing Rate for such Transaction to the Purchase Price for the Purchased Loans subject to such Transaction during the period commencing on (and including) the Purchase Date for the Purchased Loans subject to such Transaction and ending on (but excluding) the applicable Repurchase Date (reduced by any amount of such Price Differential previously paid by Seller to Agent, for the account of the Buyers, with respect to such Transaction).

“Pricing Rate” shall mean a rate per annum equal to the sum of (a) the Eurodollar Rate plus (b) the Applicable Pricing Spread; provided, that Pricing Rate shall be the applicable Post-Default Rate for any Transaction and on any other amount payable by the Seller hereunder that shall not be paid in full when due (whether at stated maturity, by acceleration or by mandatory repurchase or otherwise) for the period from and including the due date thereof to but excluding the date the same is paid in full, provided further, that in no event shall such rate exceed the maximum rate permitted by law.

“Prime Rate” shall mean the prime rate announced to be in effect from time to time, as published as the average rate in The Wall Street Journal.

“Property” shall mean any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“Purchase Advice” shall have the meaning provided in Section 2.07 hereof.

“Purchase Advice Deficiency” shall have the meaning provided in Section 2.07 hereof.

“Purchase Date” shall mean the date on which a Transaction is entered into hereunder.

“Purchase Price” shall mean, with respect to each Purchased Loan, (i) on the Purchase Date therefor, an amount equal to the Recognized Value of such Purchased Loan on such Purchase Date and (ii) thereafter, such amount decreased by the amount of any payments made by the Seller hereunder that are applied in reduction of such amount.

“Purchased Loans” shall mean the Eligible Mortgage Loans sold by the Sellers to the Buyers, in Transactions hereunder (together with any additional Eligible Mortgage Loans transferred pursuant to Section 2.06).

“Purchased Items” shall have the meaning provided in Section 4.01(c) hereof.

“Recognized Value” shall mean, with respect to each Eligible Mortgage Loan, the lesser of (x) the product of (i) the Market Value of such Eligible Mortgage Loan, and (ii) the Applicable Purchase Rate for such Eligible Mortgage Loan, and (y) 100% of the unpaid principal balance of such Eligible Mortgage Loan; provided,

(a) that the following additional limitations shall apply:

(i) the aggregate unpaid principal balance of Purchased Loans secured by a first mortgage lien on the Mortgaged Property that has a LTV greater than 85% shall not exceed $1,350,000,000;

(ii) the aggregate unpaid principal balance of the Purchased Loans that are secured by Mortgaged Properties which are non-owner occupied shall at no time exceed 6% of the Maximum Amount;

(iii) the aggregate unpaid principal balance of the Second Lien Mortgage Loans shall at no time exceed 8.5% of the Maximum Amount;

(iv) the aggregate unpaid principal balance of the Purchased Loans that are secured by Mortgaged Properties consisting of condominiums shall at no time exceed 6% of the Maximum Amount;

(v) the aggregate unpaid principal balance of the Purchased Loans that are secured by Mortgaged Properties consisting of Qualified Manufactured Housing (as defined in Part III of Schedule 1 hereto) shall at no time exceed 2% of the Maximum Amount;

(vi) the aggregate unpaid principal balance of Purchased Loans secured by Mortgaged Property located within a single zip code shall not exceed $450,000,000;

(vii) the aggregate unpaid principal balance of the 30+ Delinquent Mortgage Loans shall at no time exceed 2% of the Maximum Amount;

(viii) the aggregate unpaid principal balance of the 60+ Delinquent Mortgage Loans shall at no time exceed 1% of the Maximum Amount;

(ix) the aggregate unpaid principal balance of the Purchased Loans with respect to which the related Mortgagor has received a credit rating of “C” or “C-”, as determined in accordance with New Century’s Underwriting Guidelines, shall not exceed $300,000,000;

(x) the aggregate unpaid principal balance of the HELOC Mortgage Loans shall at no time exceed 7% of the Maximum Amount;

(xi) the aggregate unpaid principal balance of the Purchased Loans that are Defaulted Mortgage Loans shall not exceed $30,000,000;

(xii) the aggregate unpaid principal balance of the Discretionary Mortgage Loans shall not exceed 10% of the Maximum Amount;

(xiii) the aggregate unpaid principal balance of the Purchased Loans that are Wet-Ink Mortgage Loans included shall not exceed $300,000,000;

(xiv) the aggregate unpaid principal balance of all Purchased Loans secured by a first mortgage lien on a Mortgaged Property that has an LTV greater than 95% and equal to or less than 100% shall at no time exceed 3% of the Maximum Amount;

(xv) the aggregate unpaid principal balance of all Escrow Holdback Loans shall not exceed $75,000,000; and

(xvi) the aggregate unpaid principal balance of the Purchased Loans which are interest-only loans shall at no time exceed 30% of the Maximum Amount; and

(b) that the Recognized Value shall be deemed to be zero with respect to each Purchased Loan:

(i) in respect of which there is a breach of any representation or warranty set forth on Schedule 1 hereto (assuming each representation and warranty is made as of the date the Recognized Value thereof is determined);

(ii) which ceases to be an Eligible Mortgage Loan for any reason;

(iii) which is a Nine-Day Aged Wet-Ink Mortgage Loan;

(iv) with respect to each Purchased Loan, for so long as such Purchased Loan is a Wet-Ink Mortgage Loan, as to which the Agent, any Buyer or the Custodian shall have notified the Sellers that the Custodian shall have transferred an amount greater than $1,000,000 to a single settlement location on a Purchase Date, unless consented to by the Agent or the Buyers;

(v) for which any Mortgage Loan Documents have been released from the possession of the Custodian to a Person other than a third-party purchaser pursuant to Section 5(a) of the Custodial Agreement for a period in excess of 15 days;

(vi) for which any Mortgage Loan Documents have been released from the possession of the Custodian to a third-party purchaser pursuant to Section 5(b) of the Custodial Agreement for a period in excess of that allowed under the Custodial Agreement;

(vii) which is secured by a first mortgage lien on a Mortgaged Property that has an LTV greater than 95% and equal to or less than 100% and has a FICO score less than 600;

(viii) which has not been repurchased by the Sellers within 180 days from the Purchase Date;

(ix) which exceeds any limitation set forth in clause (a) above.

“Regulation T, U and X” shall mean Regulation T, U or X of the Board of Governors of the Federal Reserve System (or any successor), as the same may be modified and supplemented and in effect from time to time.

“REIT Distribution Requirement” shall mean distributions reasonably necessary for each REIT Seller to maintain its REIT Status and not be subject to corporate level tax based on income or to excise tax under Section 4981 of the Code.

“REIT Seller” shall mean any Seller which has REIT Status as of the Effective Date.

“REIT Status” shall mean with respect to any Person, such Person’s status as a real estate investment trust, as defined in Section 856(a) of the Code, that satisfies the conditions and limitations set forth in Section 856(b) and 856(c) of the Code.

“Remittance Amount” shall have the meaning provided in Section 2.07 hereof.

“Repurchase Agreement” shall have the meaning assigned in the introductory paragraph hereof.

“Repurchase Date” shall mean, with respect to any Transaction and each Purchased Loan, the earlier of (a) the Termination Date and (b) the date on which such Purchased Loan shall be repurchased by the Seller hereunder.

“Repurchase Documents” shall mean, collectively, this Repurchase Agreement, the Custodial Agreement, the Control Agreement, and the New Century Guaranty.

“Repurchase Obligations” shall have the meaning provided in Section 4.01(b) hereof.

“Repurchase Price” shall mean, with respect to each Purchased Loan, the price at which such Purchased Loan is to be transferred from the Buyers or their respective designees (including the Custodian) to the Seller upon termination of the related Transaction, which price will be determined in each case as the sum of the outstanding Purchase Price related to such Purchased Loan and the amount of outstanding Price Differential that has accrued with respect to such Transaction

“Requirement of Law” shall mean as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law (including, without limitation, Prescribed Laws), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” shall mean, as to any Person, the chief executive officer or, with respect to financial matters, the chief financial officer of such Person.

“S&P” shall mean Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“Second Lien Mortgage Loan” shall mean a Purchased Loan which is secured by a second Lien on the related Mortgaged Property.

“Seller” shall have the meaning provided in the introductory paragraph hereof.

“Servicer” shall mean the Initial Servicer or a Third Party Servicer, as the context requires.

“Servicer Notice” shall have the meaning provided in Section 11.14(c) hereof.

“Servicing Agreement” shall have the meaning provided in Section 11.14(c) hereof.

“Servicing Records” shall have the meaning provided in Section 11.14(b) hereof.

“60+ Delinquent Mortgage Loan” shall mean, as of any date of determination, an Eligible Mortgage Loan which is between 60 days and 89 days (inclusive) Delinquent.

“Specific Eligible Upgrades” shall mean certain upgrades to an Escrow Eligible Property, including interior upgrades (such as carpet/floor coverings, crown molding, cabinets and shutters), landscaping (such as sod, shrubs, irrigation and fencing), hardscaping (such as concrete patios, walkways, driveways, and swimming pools) and such other upgrades as the Buyers shall deem acceptable in their sole discretion, but excluding, in any event, (a) anything which if not completed or completed improperly could adversely affect the habitability of the Mortgaged Property, including, without limitation, heating, cooling, water, sewer, electricity, etc., and (b) any upgrade which is not completed (i) solely with respect to any weather dependent exterior upgrade, within ninety (90) calendar days after origination of the related Purchased Loan and (ii) with respect to all other upgrades, including all interior and non-weather dependent exterior upgrades, within thirty (30) calendar days after origination of the related Purchased Loan.

“Subsidiary” shall mean, with respect to any Person, any corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“System” shall mean all hardware or software, or any system consisting of one or more thereof, including, without limitation, any and all enhancements, upgrades, customizations, modifications and the like utilized by any Person for the benefit of such Person to perform its obligations and to administer and track, store, process, provide, and where appropriate, insert, true and accurate dates and calculations for dates and time spans with respect to the Purchased Loans.

“Takeout Commitment” shall mean a trade confirmation from a Takeout Investor to a Seller confirming the details of a forward trade between the Takeout Investor (as buyer) and such Seller (as seller) constituting a valid, binding and enforceable mandatory delivery commitment by such Takeout Investor to purchase on or before a specified date, and at a given Takeout Price, the Purchased Loans described therein.

“Takeout Investor” shall mean a securities broker-dealer or other institution, acceptable to the Agent on behalf of the Buyers, which has made a Takeout Commitment.

“Takeout Price” shall mean as to each Takeout Commitment the purchase price (expressed as a percentage of par) set forth therein.

“Takeout Proceeds” shall mean as to each Purchased Loan which is subject to a Takeout Commitment, the actual amount of proceeds delivered to the Agent pursuant to Section 2.07 for the account of the Buyers by the applicable Takeout Investor for the purchase of such Purchased Loan.

“Takeout Proceeds Identification Letter” shall mean a takeout proceeds identification letter, substantially in the form of Exhibit K hereto.

“Tangible Net Worth” shall mean, as of any date of determination, all amounts which would be included under capital on a balance sheet of the Guarantor at such date, determined in accordance with GAAP, less (i) amounts owing to the Guarantor from Affiliates and (ii) Intangible Assets.

“Tangible Net Worth Trigger Event” shall have occurred (based on the Seller’s most recent monthly financials) if the Tangible Net Worth of the Guarantor is less than the sum of (i) $750,000,000 and (ii) an amount equal to 50% of any Equity Proceeds received by the Guarantor from and after March 31, 2005.

“Termination Date” shall mean February 28, 2007, as such date may be extended in accordance with Section 2.08 hereof, or such earlier date on which this Repurchase Agreement shall terminate in accordance with the provisions hereof or by operation of law.

“Third Party Servicer” shall have the meaning provided in Section 11.14(c) hereof.

“30+ Delinquent Mortgage Loan” shall mean, as of any date of determination, an Eligible Mortgage Loan which is between 30 days and 59 days (inclusive) Delinquent.

“Transaction” shall have the meaning provided in the Recitals hereof.

“Transaction Request” shall mean a Transaction Request substantially in the form of Exhibit C attached hereto.

“Trust Receipt” shall have the meaning assigned thereto in the Custodial Agreement.

“Underwriting Guidelines” shall mean the underwriting guidelines attached as Exhibit F hereto, as the same may be revised from time to time in accordance with the terms hereof.

“Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York; provided, that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the security interest or the renewal or enforcement thereof in any Purchased Items is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection.

“Unseasoned Mortgage Loan” shall mean, as of any date of determination, an Eligible Mortgage Loan (provided, that notwithstanding the definition of the term “Eligible Mortgage Loan,” an Unseasoned Mortgage Loan must have a first Lien status with respect to the related Mortgaged Property) which has been originated 120 days or less prior to the related Purchase Date.

“Wet-Ink Aged Report” shall have the meaning specified in Section 3(a) of the Custodial Agreement.

“Wet-Ink Mortgage Loan” shall mean an Eligible Mortgage Loan originated by any Seller in a transaction table-funded by a Buyer, which origination or table funding is financed in part or in whole with proceeds of Transactions entered into hereunder and as to which the Custodian has not yet received the related Mortgage File. A Purchased Loan shall cease to be a Wet-Ink Mortgage Loan on the date on which the Agent has received a Mortgage Loan Schedule and Exception Report from the Custodian with respect to such Purchased Loan confirming that the Custodian has physical possession of the related Mortgage File and that there are no Exceptions (as defined in the Custodial Agreement) with respect to such Purchased Loan.

“Wet-Ink Transaction” shall mean a Transaction in which a Wet-Ink Mortgage Loan is the Purchased Loan. A Wet-Ink Transaction shall cease to be a Wet-Ink Transaction on the date that the underlying Wet-Ink Mortgage Loan ceases to be a Wet-Ink Mortgage Loan (in accordance with the definition thereof).

“Wet Funding Account” shall have the meaning specified in Section 4(i) of the Custodial Agreement.

Section 1.02 Accounting Terms and Determinations. Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Agent hereunder shall be prepared, in accordance with GAAP.\

Section 1.03 Other Definitional Provisions. Unless otherwise required by the context, all references herein, or in any other Repurchase Document, to “the Seller” shall refer to the applicable Seller of a Purchased Asset in connection with a Transaction hereunder.

ARTICLE II

TRANSACTIONS, REPURCHASE AND MARGIN MAINTENANCE.

Section 2.01 Transactions.

(a) Subject to the fulfillment of the conditions precedent set forth in Sections 5.01 and 5.02 hereof, and provided that no Default or Event of Default shall have occurred and be continuing hereunder, each Buyer shall from time to time to, on the terms and subject to the conditions of this Repurchase Agreement, enter into Transactions to purchase Eligible Mortgage Loans from any Seller during the Commitment Period in an aggregate Purchase Price, for all such Buyers in such Transactions (which Purchase Price shall be payable in Dollars) at any one time outstanding up to but not exceeding the lesser of (i) such Buyer’s Commitment and (ii) such Buyer’s ratable share of the Margin Base as in effect from time to time (determined according to the respective aggregate outstanding amount of unpaid Repurchase Price owing to each Buyer and the aggregate amount of Purchased Loans after giving effect to a requested Transaction).

(b) Subject to the terms and conditions of this Repurchase Agreement, during the Commitment Period, any Seller may (i) request Transactions, (ii) repay the outstanding Repurchase Price for related Transactions, in full or in part, without penalty, and (iii) request additional Transactions hereunder; provided, that, notwithstanding the foregoing, the Buyers (including the Agent on behalf of the Buyers) shall have no obligation to enter into any Transaction to the extent that the aggregate outstanding Purchase Price with respect to all Transactions entered into with the Sellers hereunder would exceed the Maximum Amount and, in the event that the Commitments of the Buyers hereunder are terminated or if a Tangible Net Worth Trigger Event shall have occurred, the Buyers (including the Agent on behalf of the Buyers) shall have no further obligation to enter into any additional Transactions hereunder.

(c) Notwithstanding anything to the contrary contained herein, each Buyer shall be deemed to have purchased an undivided interest in all Purchased Mortgage Loans from time to time subject to Transactions hereunder equal to the percentage which the aggregate outstanding Repurchase Price for all Transactions applicable to such Buyer constitutes of the aggregate outstanding Repurchase Price for all Transactions.

Section 2.02 Transaction Request Procedure (Transactions other than Wet-Ink Transactions).

(a) Any Seller may request a Transaction hereunder that is not a Wet-Ink Transaction on any Business Day during the Commitment Period, by delivering to the Agent, with a copy to the Custodian, a Transaction Request, which Transaction Request must be received by the Agent prior to 12:00 p.m., New York City time, at least one (1) Business Day prior to the requested Purchase Date. Such Transaction Request shall (i) attach a schedule identifying the Eligible Mortgage Loans that the applicable Seller proposes to sell to the Buyers hereunder in connection with such Transaction, (ii) specify the requested Purchase Price and Purchase Date, (iii) be accompanied by a Mortgage Loan Data File containing information with respect to the Eligible Mortgage Loans that the applicable Seller proposes to sell to the Buyers hereunder in connection with such Transaction, and (iv) attach an officer’s certificate signed by a Responsible Officer of each applicable Seller as required by Section 5.02(b) hereof.

(b) Upon receipt from the applicable Seller of a Transaction Request pursuant to Section 2.02(a), the Agent shall on behalf of the Buyers, subject to the limitations set forth in Section 2.01(a) hereof and upon satisfaction of all conditions precedent set forth in Sections 5.01 and 5.02 hereof, and provided that no Default or Event of Default shall have occurred and be continuing, enter into such Transaction with such Seller; provided, however, that if the Mortgage Loan Data File includes Discretionary Mortgage Loans, which the applicable Seller proposes to sell to the Buyers in such Transaction, the Buyers’ obligation to purchase such Discretionary Mortgage Loans shall be in their sole and absolute discretion. The Sellers acknowledge that the Agent may retain for the account of the Buyers an amount equal to $100 per Defaulted Mortgage Loan to cover the costs of obtaining Broker Price Opinions.

(c) The applicable Seller shall release to the Custodian no later than 1:30 p.m. New York time, one (1) Business Day prior to any Purchase Date (in the case of the first 150 Eligible Mortgage Loans delivered in connection with any Transaction) plus one (1) additional Business Day prior to any Purchase Date (for each additional 100 Eligible Mortgage Loans in excess thereof delivered in connection with any Purchase Date), the Mortgage File pertaining to each Eligible Mortgage Loan sold to the Buyers hereunder on such Purchase Date, in accordance with the terms and conditions of the Custodial Agreement.

(d) Pursuant to the Custodial Agreement, the Custodian shall deliver to the Agent and the Sellers, no later than 1:00 p.m., New York City time on a Purchase Date, a Trust Receipt (as defined in the Custodial Agreement) in respect of all Purchased Loans sold to the Buyers on such Purchase Date, and a Mortgage Loan Schedule and Exception Report. The Sellers acknowledge that mortgage loans listed in the Exception Report are not Eligible Mortgage Loans and the Buyers are not obligated to enter into any Transaction with respect to any mortgage loan listed as having an exception in any Exception Report (unless the applicable exceptions have been waived in writing by the Agent on behalf of the Buyers).

(e) Subject to Article V hereof, the Agent will then remit to the applicable Seller via wire transfer to the account specified by such Seller in the related Transaction Request, the aggregate amount of such Purchase Price in funds immediately available to such Seller.

(f) Unless the Agent shall have been notified in writing by a Buyer prior to a Purchase Date for any Transaction hereunder that such Buyer will not make its portion of the aggregate Purchase Price for such Transaction available to the Agent on such date, the Agent may, in reliance upon such assumption make available to the applicable Seller a corresponding amount. If such amount is not made available to the Agent on the related Purchase Date therefor, such Buyer shall pay to the Agent, on demand, such amount with interest thereon at a rate per annum equal to the rate specified in the first sentence of Section 2.05(b) for the period until such Buyer makes such amount immediately available to the Agent. A certificate of the Agent submitted to a Buyer with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error. If any such Purchase Price is not made available to the Agent by a Buyer within one (1) Business Day after the related Purchase Date, the Agent shall also be entitled to recover such amount with interest thereon at a rate per annum equal to the rate specified in the first sentence of Section 2.05(b), on demand, from the applicable Seller.

Section 2.03 Transaction Request Procedure (Wet-Ink Transactions).

(a) With respect to each Wet-Ink Transaction, a Seller may request a Wet-Ink Transaction hereunder, on any Business Day during the Commitment Period, provided that no Margin Deficiency then exists with respect to any Nine-Day Aged Wet-Ink Mortgage Loans, by delivering to the Agent, an estimate of the amount required to fund Wet-Ink Transactions the following Business Day (which shall be the Purchase Date for such Transaction), which estimate must be received by the Agent prior to 5:00 p.m., New York City time, one (1) Business Day prior to the requested Purchase Date.

(b) On the requested Purchase Date, a Seller or any combination of Sellers may deliver to the Agent, with a copy to the Custodian, no more than three (3) transmissions, which transmissions shall (i) attach a Transaction Request, substantially in the form of Exhibit C attached hereto, (ii) attach a schedule identifying the Eligible Mortgage Loans that the applicable Seller proposes to sell to the Buyers hereunder, in connection with such Transaction, (iii) specify the requested Purchase Price, (iv) attach a schedule identifying the amount and wiring instructions with respect to the settlement location of each wire transfer on such date and (v) attach an officer’s certificate signed by a Responsible Officer of such Seller as required by Section 5.02(b) hereof. Pursuant to the Custodial Agreement, the Custodian shall deliver to the Agent and the Sellers, in connection with each transmission, a Mortgage Loan Schedule in respect of all Purchased Loans acquired on such Purchase Date. The latest transmission must be received by the Agent no later than 4:00 p.m., New York City time, on such Purchase Date. Such Transaction Request shall specify the requested Purchase Date.

(c) The applicable Seller shall deliver (or cause to be delivered) and release to the Custodian the Mortgage File pertaining to such Wet-Ink Mortgage Loan on the next Business Day following receipt of such Mortgage File by such Seller, but in any event no later than eight (8) Business Days following the applicable Purchase Date in accordance with the terms and conditions of the Custodial Agreement. On the applicable Purchase Date and on each Business Day following the applicable Purchase Date, no later than 8:00 p.m., New York City time, pursuant to the Custodial Agreement, the Custodian shall deliver to the Agent a schedule listing each Wet-Ink Mortgage Loan with respect to which the complete Mortgage File has not been received by the Custodian (the “Wet-Ink Aged Report”). On the applicable Purchase Date, the Agent shall confirm that the information in the Wet-Ink Aged Report is consistent with the information provided to the Agent pursuant to Section 2.03(b).

(d) Upon a Seller’s request for a Transaction pursuant to Section 2.03(a), the Agent shall promptly notify the Buyers thereof. Following such notification from the Agent, each Buyer shall remit its Commitment Percentage of the requested Purchase Price to the Agent for the account of such Seller at the office of the Agent specified in Section 11.02, on the requested Purchase Date in funds immediately available to the Agent. The Agent shall, on behalf of the Buyers, upon satisfaction of all conditions precedent set forth in Sections 5.01, 5.02, and 5.03 hereof, and provided that no Default or Event of Default shall have occurred and be continuing, enter into a Transaction with the Seller on the requested Purchase Date.

(e) Subject to Article V hereof and pursuant to the Custodial Agreement, such Purchase Price will then be made available by the transferring Custodian at the direction of the Agent, via wire transfer, the amount of such Purchase Price from the Wet Funding Account to the account of the designated Closing Agent pursuant to disbursement instructions provided by the applicable Seller on the electronic system maintained by the Custodian; provided, however, that (i) the Agent shall approve, in its sole discretion, each wiring location, (ii) the Custodian shall not, in any event, (A) transfer funds to any Seller or any Affiliate of the Seller or (B) transfer funds in excess of the original principal balance of the related Wet-Ink Mortgage Loan. Pursuant to the Custodial Agreement, the Custodian shall deliver to the Agent and the applicable Seller, no later than 6:00 p.m., New York City time, on each Purchase Date with respect to a Wet-Ink Transaction, a report identifying the wire transfer amount and the settlement location of each wire transfer made on such date. Upon notice from the Closing Agent to the Sellers that the related Wet-Ink Mortgage Loan was not originated, the Wet-Ink Mortgage Loan shall be removed from the list of Eligible Mortgage Loans and the Closing Agent shall immediately return the funds via wire transfer to the Wet Funding Account. The Sellers shall notify the Agent if a Wet-Ink Mortgage Loan was not originated and has been removed from the list of Eligible Mortgage Loans.

(f) With respect to transmissions delivered pursuant to Section 2.03(b) which are received by the Agent no later than 4:00 p.m., New York City time, on each Purchase Date, the Agent shall transfer to the account specified by such Seller in the related Transaction Request, no later than 5:00 p.m., New York City time, the difference, if any, between (i) the aggregate Purchase Price of the Wet-Ink Mortgage Loans acquired by the Buyers, and (ii) the aggregate amount transferred by the Custodian to the accounts of designated Closing Agents with respect to such Wet-Ink Mortgage Loans on such date.

(g) Unless the Agent shall have been notified in writing by a Buyer prior to a Purchase Date for any Transaction hereunder that such Buyer will not make its portion of the aggregate Purchase Price for such Transaction available to the Agent on such date, the Agent may, in reliance upon such assumption make available to the applicable Seller a corresponding amount. If such amount is not made available to the Agent on the related Purchase Date, such Buyer shall pay to the Agent, on demand, such amount with interest thereon at a rate per annum equal to the rate specified in the first sentence of Section 2.05(b) for the period until such Buyer makes such amount immediately available to the Agent. A certificate of the Agent submitted to a Buyer with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error. If any such Transaction is not made available to the Agent by a Buyer within one (1) Business Day after the related Purchase Date, the Agent shall also be entitled to recover such amount with interest thereon at a rate per annum equal to the rate specified in the first sentence of Section 2.05(b), on demand, from the applicable Seller.

Section 2.04 Limitation on Types of Transactions; Illegality. Anything herein to the contrary notwithstanding, if, on or prior to the determination of any Eurodollar Rate:

(a) a Buyer or the Agent on behalf of the Buyers determines, which determination shall be conclusive, that quotations of rates for the relevant deposits referred to in the definition of “Eurodollar Rate” in Section 1.01 hereof are not being provided in the relevant amounts or for the relevant maturities for purposes of determining Price Differential for Transactions as provided herein; or

(b) a Buyer or the Agent, on behalf of the Buyers, determines, which determination shall be conclusive, that the relevant rate referred to in the definition of “Eurodollar Rate” in Section 1.01 hereof upon the basis of which the Price Differential for Transactions is to be determined is not likely adequately to cover the cost to the Buyers of entering into or maintaining Transactions; or

(c) it becomes unlawful for a Buyer to honor its obligation to enter into or maintain Transactions hereunder using a Eurodollar Rate;

then the Agent or such Buyer, as the case may be, shall give the Sellers (and the Agent if applicable) prompt notice thereof and, so long as such condition remains in effect, neither the Buyers, nor the Agent on behalf of the Buyers, shall be under obligation to enter into any additional Transactions and each Seller shall either pay the aggregate Repurchase Price of all Transactions then outstanding to which it is a party or pay the Price Differential on such Transactions at a rate per annum equal to the Federal Funds Purchase Rate; provided, that if the Buyers determine not to enter into any additional Transactions, then the Seller shall be reimbursed a pro rata portion of the fees paid pursuant to Section 3.04, the amount of any such reimbursement shall be based upon the number of days elapsed from the Effective Date to date of such determination solely with respect to the amount of the Facility Fees received by the Agent pursuant to Section 3.04.

Section 2.05 Payment of Repurchase Price, Price Differential.

(a) With respect to each Transaction entered into hereunder, the applicable Seller hereby promises to pay in full on the related Repurchase Date the Repurchase Price outstanding in respect of such Transaction and the Sellers hereby promise, jointly and severally, to pay in full on the Termination Date the aggregate Repurchase Price of all Transactions then outstanding.

(b) Each Seller hereby promises, to pay to the Agent for the account of the Buyers, Price Differential on all Transactions entered into hereunder. Notwithstanding the foregoing, each Seller hereby promises to pay to the Agent for the account of the Buyers interest at the applicable Post-Default Rate on any Repurchase Price and on any other amount payable by the Seller hereunder that shall not be paid in full when due (whether at stated maturity, by acceleration or by mandatory prepayment or otherwise) for the period from and including the due date thereof to but excluding the date the same is paid in full. Accrued Price Differential for each Transaction shall be payable monthly on the first (1st) Business Day of each month and for the last month of the Repurchase Agreement on the first (1st) Business Day of such last month and on the Termination Date; Interest payable at the Post-Default Rate shall accrue daily and shall be payable upon such accrual.

(c) So long as no Default or Event of Default has occurred and is continuing, a Seller may repurchase one or more Purchased Loans that are subject to any Transaction outstanding hereunder on any Business Day provided that notice of repurchase is given to the Agent no later than 11:00 a.m., New York City time, on such Business Day.

(d) It is understood and agreed that, unless and until an Event of Default shall have occurred and be continuing, the applicable Seller shall be entitled to the proceeds of the Purchased Loans subject to Transactions outstanding hereunder. At any time while an Event of Default has occurred and is continuing, upon notice from the Agent at the direction of the Buyers, the Sellers shall promptly deliver to the Agent all proceeds of the Purchased Loans.

(e) It is understood and agreed that, unless an Event of Default shall have occurred and be continuing, all right, title and interest in a Purchased Loan shall automatically pass to the applicable Seller upon payment in full of the Repurchase Price for such Purchased Loan.

Section 2.06 Margin Maintenance; Buyer Downgrade.

(a) If at any time the aggregate Repurchase Price of all Transactions then outstanding hereunder exceeds the aggregate Recognized Value of all Purchased Loans subject to such Transactions (a “Margin Deficiency”), as determined by the Agent and notified to the Sellers on any Business Day, the Sellers shall no later than one (1) Business Day after receipt of such notice, either make a payment to the Agent, for the account of the Buyers, in respect of the aggregate Repurchase Price or transfer to the Agent, for the benefit of the Buyers, additional Eligible Mortgage Loans that are in all respects acceptable to the Agent in its sole discretion (which additional Eligible Purchased Loans shall be deemed to be Purchased Loans under the Repurchase Documents) such that after giving effect to such payment or transfer no Margin Deficiency shall then exist.

(b) If at any time the aggregate Repurchase Price of all Transactions then outstanding hereunder exceeds the Maximum Amount, the Sellers shall at such time make a payment to the Agent, for the account of the Buyers, in respect of the aggregate Repurchase Price such that, after giving effect to such payment, the aggregate Repurchase Price of all Transactions then outstanding hereunder shall not exceed the Maximum Amount.

(c) If at any time a Buyer Downgrade shall have occurred, the Sellers shall repay all amounts owing to the Buyers under this Repurchase Agreement and the other Repurchase Documents within ninety (90) days following receipt of notice of such downgrade and request for repayment.

Section 2.07 Takeout Commitments.

With respect to each Purchased Loan subject to a Takeout Commitment, the applicable Seller shall instruct the related Takeout Investor to remit directly to the Agent at the account designated in Section 3.01 hereof no later than 4:00 p.m., New York City time, on a Business Day all Takeout Proceeds in an amount equal to the Repurchase Price for such Purchased Loan. Simultaneously, the applicable Seller shall deliver to the Agent via facsimile or electronic mail a purchase advice (the “Purchase Advice”) and shall indicate on such Purchase Advice the Purchase Loan identification number that identified the applicable Eligible Mortgage Loan when it was purchased by the Buyers hereunder. The Takeout Proceeds shall be applied to reduce the Repurchase Price of the Purchased Loans identified in the Purchase Advice. Upon receipt by the Agent of payment in full of the Repurchase Price in respect of such Purchased Loan, the Agent shall release and remit to the Seller the amount of any Takeout Proceeds in excess of the Repurchase Price (the “Remittance Amount”); provided, that, both immediately before and after giving effect to such release and remittance, (i) there is no Default or Event of Default under this Repurchase Agreement or any other Repurchase Document and (ii) there is no Margin Deficiency. To the extent that a Margin Deficiency exists or would be created by the release of the Remittance Amount or an Event of Default has occurred and is continuing, the Agent shall be entitled to retain, for the benefit of the Buyers, the Remittance Amount, and the Sellers thereupon shall have no further rights, title, or interest in and to such Remittance Amount. In the event that the Purchase Advice indicates that some of the proceeds forwarded to the Agent do not belong to the Buyers or the Sellers (such amount, the “Excess Proceeds”), then (i) the Sellers shall provide the Agent with a Takeout Proceeds Identification Letter, and (ii) upon confirmation by the Agent that the information set forth in the Purchase Advice matches the information that the Agent has in its possession with respect to the Purchased Loan(s), the Agent shall promptly remit by wire transfer the Excess Proceeds in accordance with the Sellers’ instructions. If funds are received before 4:00 p.m., New York City time on a Business Day, but either (A) no Purchase Advice is received or (B) such funds are not properly identified on the related Purchase Advice (a “Purchase Advice Deficiency”), then such funds shall be retained by the Agent, for the benefit of the Buyers, and the Transactions made in respect of the related Purchased Loans shall continue to accrue Price Differential under this Repurchase Agreement, until such Purchase Advice Deficiency is remedied, and the Purchased Loan subject to such Purchase Advice shall not be released until such Purchase Advice Deficiency is remedied. In no event shall such Purchase Advice be back-dated to the date of its issuance. Neither the Agent nor any Buyer shall be liable to the Sellers or any other Person to the extent that the Agent or such Buyer follows instructions given to it by the Sellers in a Takeout Proceeds Identification Letter.

Section 2.08 Extension of Termination Date.

At the request of the Sellers made at least thirty (30) days, but in no event earlier than ninety (90) days, prior to the then current Termination Date, the Agent may, at the direction of the Buyers, extend the Termination Date for a period to be requested by the Sellers and approved by the Buyers in their sole discretion by giving written notice of such extension to the Sellers no later than twenty (20) days, but in no event earlier than thirty (30) days, prior to the then current Termination Date. Any failure by the Agent to deliver such notice of extension shall be deemed to be the Buyers’ determination not to extend the then current Termination Date.

ARTICLE III

PAYMENTS; COMPUTATIONS; ETC.

Section 3.01 Payments.

(a) Except to the extent otherwise provided herein, all payments of Repurchase Price, including Price Differential and other amounts to be paid by any Seller under this Repurchase Agreement, shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to the Agent at the following account maintained by the Agent for the account of the Buyers: Citibank, N.A., Account No. 40615114, ABA No. 021-000-089, Attn: Whole Loans; Ref. Loan Operations, not later than 1:00 p.m., New York City time, on the date on which such payment shall become due (and each such payment made after such time on such due date shall be deemed to have been made on the next succeeding Business Day). Each Seller acknowledges that it has no rights of withdrawal from the foregoing account. The Agent shall promptly provide to the Buyers (via facsimile or other transmission) the amount of such payment to be distributed to the Buyers along with a summary of all Purchased Loans then subject to Transactions outstanding hereunder (after giving effect to such payment); provided that if no Default or Event of Default has occurred and is then continuing, so long as, and to the extent that, after giving effect to such payment, the Repurchase Price of Purchased Loans relating to outstanding Transactions is greater than the Commitment of MSB, then 100% of such payment shall be made by the Agent to MSMCI.

(b) Each purchase of Purchased Mortgage Loans by the Buyers from a Seller hereunder, each payment by a Seller on account of any fees hereunder and any reduction of the Commitments shall be applied by the Agent pro rata according to the Commitment Percentages of the Buyers. Each payment (including each prepayment) by a Seller in respect of a Transaction shall be applied by the Agent, prior to a Default or an Event of Default, pro rata according to the Commitment Percentages of the Buyers, and during the continuance of a Default or an Event of Default, pro rata according to the respective aggregate outstanding amount of unpaid Repurchase Price owing to each Buyer.

(c) Except to the extent otherwise expressly provided herein, if the due date of any payment under this Repurchase Agreement would otherwise fall on a day that is not a Business Day, such date shall be extended to the next succeeding Business Day, and Price Differential shall accrue with respect to any amount of any Purchase Price so extended for the period of such extension.

Section 3.02 Computations. Price Differential on the Transactions shall be computed on the basis of a 360-day year for the actual number of days elapsed (including the first day but excluding the last day) occurring in the period for which payable.

Section 3.03 Requirements of Law.

(a) If any Requirement of Law (other than with respect to any amendment made to any Buyer’s certificate of incorporation and by-laws or other organizational or governing documents) or any change in the interpretation or application thereof or compliance by any Buyer with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i) shall subject such Buyer to any tax of any kind whatsoever with respect to this Repurchase Agreement, or any Transaction entered into by it (excluding taxes on such Buyer’s net income or franchise taxes) or change the basis of taxation of payments to such Buyer in respect thereof;

(ii) shall impose, modify or hold applicable to any Transaction any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans, Transactions or other extensions of credit by, or any other acquisition of funds by, any office of such Buyer which is not otherwise included in the determination of the Eurodollar Rate hereunder; or

(iii) shall impose on such Buyer any other condition;

and the result of any of the foregoing is to increase the cost to such Buyer, by an amount which such Buyer deems to be material, of making, participating in, continuing or maintaining any Transaction or to reduce any amount due or owing hereunder in respect thereof, then, in any such case, the applicable Seller shall promptly pay such Buyer such additional amount or amounts as will compensate such Buyer for such increased cost or reduced amount receivable.

(b) If such Buyer shall have determined that the adoption of or any change in any Requirement of Law applicable to such Buyer (other than with respect to any amendment made to such Buyer’s certificate of incorporation and by-laws or other organizational or governing documents) regarding capital adequacy or in the interpretation or application thereof or compliance by such Buyer or any corporation controlling such Buyer with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Buyer’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which such Buyer or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Buyer’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Buyer to be material, then from time to time, each Seller shall either (i) promptly pay to such Buyer such additional amount or amounts as will compensate such Buyer for such reduction or (ii) the Sellers at their sole option and discretion, prepay all Transactions as may be outstanding and terminate this Repurchase Agreement. If the Sellers prepay all outstanding Transactions and terminate this Repurchase Agreement as provided in (ii) of the prior sentence, then the Sellers shall be reimbursed a pro rata portion of the fees paid pursuant to Section 3.04, the amount of any such reimbursement shall be based upon the number of days elapsed from the Effective Date to date of such determination solely with respect to the amount of the Facility Fee received by the Agent pursuant to Section 3.04.

(c) If any Buyer becomes entitled to claim any additional amounts pursuant to this Article, it shall promptly notify the Sellers (with a copy to the Agent) of the event by reason of which it has become so entitled. A certificate as to any additional amounts payable pursuant to this Section submitted by such Buyer to the Sellers shall be conclusive in the absence of manifest error.

Section 3.04 Facility Fee. The Sellers agree to pay a structuring fee (a “Facility Fee”) on or before February 28, 2006, such payment to be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to the account of the Agent set forth in Section 3.01(a) hereof, as follows: (a) a fee of 0.05% (5 basis points) on $1 billion of the Maximum Amount for the account of MSMCI, or $500,000, and (b) a fee of 0.10% (10 basis points) on $2 billion of the Maximum Amount (75% for the account of MSMCI, or $1,500,000, and 25% for the account of MSB, or $500,000). In the event of a Buyer Downgrade and the Agent shall have notified the Sellers pursuant to Section 2.06(a) of this Repurchase Agreement that the Sellers are required to repurchase all Purchased Loans within ninety (90) days following receipt of such notice, the Borrowers shall be reimbursed a pro rata portion of such fees, but only to the extent actually paid, or if such fees have not yet been paid, the amount of such fee that is payable on February 28, 2006 shall be reduced pro rata, such reduction to apply to the period from the date of such notification to the Termination Date (as in effect on the date hereof).

ARTICLE IV

PURCHASED ITEMS.

Section 4.01 Purchased Items; Security Interest.

(a) Pursuant to the Custodial Agreement, the Custodian shall hold the Mortgage Loan Documents as exclusive bailee agent and securities intermediary (within the meaning of Article 8 of the Uniform Commercial Code) on behalf of the Agent for the benefit of the Buyers pursuant to terms of the Custodial Agreement and shall deliver to the Agent the Trust Receipts, each to the effect that it has reviewed such Mortgage Loan Documents in the manner and to the extent required by the Custodial Agreement and identifying any deficiencies in such Mortgage Loan Documents as so reviewed.

(b) The Sellers, the Buyers and the Agent intend that the Transactions hereunder be sales to the Buyers of the Purchased Items and not loans from the Buyers to the applicable Seller secured by the Purchased Items. However, in order to preserve the Buyers’ rights under this Repurchase Agreement in the event that a court or other forum re-characterizes the Transactions hereunder as loans and as security for the performance by a Seller of all of such Seller’s obligations to the Buyers under the Repurchase Documents and the Transactions entered into hereunder, or in the event that a transfer of a Purchased Item is otherwise ineffective to effect an outright transfer of such Purchased Item to the Buyers, each Seller hereby assigns, pledges and grants a security interest in all of its right, title and interest in, to and under the Purchased Items to the Agent, for the benefit of the Buyers, to secure the payment of the Repurchase Price and Price Differential on all Transactions to which it is a party and all other amounts owing by it to the Buyers hereunder, including, without limitation, amounts owing pursuant to Section 11.03, and under the other Repurchase Documents (collectively, the “Repurchase Obligations”). Each Seller agrees to mark its computer records and tapes to evidence the interests granted to the Agent for the benefit of the Buyers hereunder.

(c) All of each Seller’s right, title and interest in, to and under each of the following items of property, whether now owned or hereafter acquired, now existing or hereafter created and wherever located, is hereinafter referred to as the “Purchased Items”:

(i) all Purchased Loans;

(ii) all Mortgage Loan Documents, including without limitation all promissory notes and any other collateral pledged to secure, or otherwise relating to, such Purchased Loans, together with all files, documents, instruments, surveys, certificates, correspondence, appraisals, computer programs (subject to any restrictions on transfer under any related licensing agreement), computer storage media, accounting records and other books and records relating thereto, including electronic records;

(iii) all mortgage guaranties and insurance (issued by governmental agencies or otherwise) and any mortgage insurance certificate or other document evidencing such mortgage guaranties or insurance relating to any Purchased Loan and all claims and payments thereunder;

(iv) all other insurance policies and insurance proceeds relating to any Purchased Loan or the related Mortgaged Property;

(v) all Takeout Commitments, if any, now existing or hereafter arising, covering any part of the foregoing Purchased Items, all rights to deliver such Purchased Loans to Takeout Investors or to permanent investors and other purchasers pursuant thereto and all proceeds resulting from the disposition of such Purchased Items pursuant thereto, including the Sellers’ right and entitlement to receive the entire Takeout Price specified in each Takeout Commitment;

(vi) all “general intangibles”, “accounts,” “instruments”, “investment property”, “deposit accounts” and “chattel paper” as defined in the Uniform Commercial Code relating to or constituting any and all of the foregoing; and

(vii) any and all replacements, substitutions, distributions on or proceeds of any and all of the foregoing.

(d) Without limiting Section 4.01(c) hereto, to secure payment of the Repurchase Obligations and any other MS Obligations owing to each Buyers, each Seller hereby grants to the Agent, for the benefit of the Buyers, a security interest in all of such Seller’s right, title and interest in, to and under each of the following items of property, whether now owned or hereafter acquired, now existing or hereafter created and wherever located, hereinafter referred to as the “Collateral”:

(i) the Controlled Accounts and all monies from time to time on deposit in the Controlled Accounts;

(ii) all Servicing Agreements and Servicing Records relating to the Purchased Loans;

(iii) all Interest Rate Protection Agreements, relating to any and all of the foregoing;

(iv) the Purchased Items;

(v) all “general intangibles”, “accounts,” “instruments”, “investment property”, and “chattel paper” as defined in the Uniform Commercial Code relating to or constituting any and all of the foregoing; and

(vi) any and all replacements, substitutions, distributions on, income relating to or proceeds of any and all of the foregoing.

Section 4.02 Further Documentation. At any time and from time to time, upon the written request of the Agent, and at the sole expense of the Sellers, the Sellers will promptly and duly execute and deliver, or will promptly cause to be executed and delivered, such further instruments and documents and take such further action as the Agent for the benefit of the Buyers may reasonably request for the purpose of obtaining or preserving the full benefits of this Repurchase Agreement and of the rights and powers herein granted, including, without limitation, the filing of any financing or continuation statements under the Uniform Commercial Code in effect in any applicable jurisdiction with respect to the Liens created hereby. Each Seller also hereby authorizes the Agent, for the benefit of the Buyers to file any such financing or continuation statement without the signature of any Seller to the extent permitted by applicable law.

Section 4.03 Changes in Locations, Names, etc. No Sellers shall (i) change the location of its chief executive office/chief place of business from that specified in Article VI hereof, (ii) change its name, identity or corporate structure (or the equivalent), or change the location where it maintains its records with respect to the Purchased Items or (iii) reincorporate or reorganize under the laws of another jurisdiction unless it shall have given the Agent at least thirty (30) days prior written notice thereof and shall have delivered to the Agent all Uniform Commercial Code financing statements and amendments thereto as the Agent shall request and taken all other actions deemed necessary by the Agent to continue its perfected status in the Purchased Items with the same or better priority. Each Seller’s federal tax identification number and its organizational identification number is as set forth on Schedule 5 hereto. The Sellers will promptly notify the Agent of any change in any such identification number.

Section 4.04 Agent’s Appointment as Attorney-in-Fact.

(a) Each Seller hereby irrevocably constitutes and appoints the Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Seller and in the name of such Seller or in its own name, from time to time in the Agent’s discretion, for the purpose of carrying out the terms of this Repurchase Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Repurchase Agreement, and, without limiting the generality of the foregoing, such Seller hereby gives the Agent the power and right, on behalf of such Seller, without assent by, but with notice to such Seller, if an Event of Default shall have occurred and be continuing, to do the following:

(i) in the name of such Seller or its own name, or otherwise, to take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any mortgage insurance or payable on or on account of any other Purchased Items and to file any claim or to take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Agent for the purpose of collecting any and all such moneys due under any such mortgage insurance or with respect to any other Purchased Items whenever payable;

(ii) to pay or discharge taxes and Liens levied or placed on or threatened against the Purchased Items; and

(iii) (A) to direct any party liable for any payment under any Purchased Items to make payment of any and all moneys due or to become due thereunder directly to the Agent or as the Agent shall direct; (B) to ask or demand for, collect, receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Purchased Items; (C) to sign and endorse any invoices, assignments, verifications, notices and other documents in connection with any of the Purchased Items; (D) to commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Purchased Items or any portion thereof and to enforce any other right in respect of any Purchased Items; (E) to defend any suit, action or proceeding brought against such Seller with respect to any Purchased Items; (F) to settle, compromise or adjust any suit, action or proceeding described in clause (E) above and, in connection therewith, to give such discharges or releases as the Agent may deem appropriate; and (G) generally, to sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Purchased Items as fully and completely as though the Agent were the absolute owner thereof for all purposes, and to do, at the Agent’s option and such Seller’s expense, at any time, and from time to time, all acts and things which the Agent deems necessary to protect, preserve or realize upon the Purchased Items and the Agent’s Liens thereon and to effect the intent of this Repurchase Agreement, all as fully and effectively as such Seller might do.

Each Seller hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. This power of attorney is a power coupled with an interest and shall be irrevocable.

(b) Each Seller also authorizes the Agent, at any time and from time to time, (i) to execute, in connection with any sale provided for in Article IX hereof, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Purchased Items and (ii) to file any initial financing statements, amendments thereto and continuation statements with or without the signature of any Seller as authorized by applicable law, as applicable to all or any part of the Purchased Items.

(c) The powers conferred on the Agent pursuant to this Section 4.04 are solely to protect the interests of the Agent, for the benefit of the Buyers, in the Purchased Items and shall not impose any duty upon the Agent to exercise any such powers. The Agent shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither the Agent, the Buyers nor any of their officers, directors, or employees shall be responsible to the Sellers for any act or failure to act hereunder, except for its own gross negligence, bad faith or willful misconduct.

Section 4.05 Performance by Buyers or Agent of Sellers’ Repurchase Obligations. If any Seller fails to perform or comply with any of its agreements contained in the Repurchase Documents (except with respect to the payment of any amounts, whether in respect of any Purchase Price, Price Differential or otherwise, owing to any Buyer under this Repurchase Agreement or any other Repurchase Document) and any Buyer or the Agent on behalf of the Buyers, itself performs or complies, or otherwise causes performance or compliance, with such agreement, the expenses incurred in connection with such performance or compliance, together with interest thereon at a rate per annum equal to the Post-Default Rate, shall be payable by the Sellers to such Buyer on demand and shall constitute Repurchase Obligations.

Section 4.06 Proceeds. If an Event of Default shall occur and be continuing, (a) all proceeds of Purchased Items received by any Seller consisting of cash, checks and other near-cash items shall be held by such Seller in trust for the Agent for the benefit of the Buyers, segregated from other funds of such Seller, and shall forthwith upon receipt by such Seller be turned over to the Agent in the exact form received by such Seller (duly endorsed by such Seller to the Agent, if required) and (b) any and all such proceeds received by the Agent (whether from such Seller or otherwise) may, in the sole discretion and at the direction of the Buyers, be held by the Agent as collateral security for, and/or then or at any time thereafter may be applied by the Agent against, the Repurchase Obligations (whether matured or unmatured), such application to be in such order as the Agent shall elect. Any balance of such proceeds remaining after the Repurchase Obligations shall have been paid in full and this Repurchase Agreement shall have been terminated shall be paid over to the applicable Seller or to whomsoever may be lawfully entitled to receive the same. For purposes hereof, proceeds shall include, but not be limited to, all principal and interest payments, all prepayments and payoffs, insurance claims, condemnation awards, sale proceeds, real estate owned rents and any other income and all other amounts received with respect to the Purchased Items.

Section 4.07 Limitation on Duties Regarding Preservation of Purchased Items. The Agent’s duty with respect to the custody, safekeeping and physical preservation of the Purchased Items and the Collateral in its possession, under Section 9-207 of the Uniform Commercial Code or otherwise, shall be to deal with it in the same manner as the Agent deals with similar property for its own account. Neither the Agent nor any Buyer nor any of their respective directors, officers or employees shall be liable for failure to demand, collect or realize upon all or any part of the Purchased Items or the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Purchased Items or the Collateral upon the request of the Sellers or otherwise.

Section 4.08 Powers Coupled with an Interest. All authorizations and agencies herein contained with respect to the Purchased Items and the Collateral are irrevocable and are powers coupled with an interest.

Section 4.09 Release of Security Interest. Upon termination of this Repurchase Agreement and payment to the Buyers of all Repurchase Obligations and the performance of all obligations under the Transactions and the Repurchase Documents, the Buyers shall reconvey all Purchased Items to the related Seller and release its security interest in any remaining Purchased Items and shall release its security interest in any Collateral.

ARTICLE V

CONDITIONS PRECEDENT.

Section 5.01 Conditions to Effective Date. The obligation of the Agent, on behalf of the Buyers, to enter into the initial Transaction hereunder is subject to the satisfaction, immediately prior to or concurrently with the making of such Transaction, of the conditions precedent set forth below, which shall be satisfied upon receipt by the Agent, on behalf of the Buyers, of the following items, each in form and substance reasonably satisfactory to the Agent and its counsel:

(a) Repurchase Documents.

(i) Repurchase Agreement. This Repurchase Agreement, executed and delivered by a duly authorized officer of each of each Seller.

(ii) Custodial Agreement. The Custodial Agreement executed and delivered by a duly authorized officer of each of the Sellers and the Custodian.

(iii) Control Agreement. A Control Agreement, substantially in the form of Exhibit J hereto, executed and delivered by a duly authorized officer of each of the parties thereto.

(iv) New Century Guaranty. The New Century Guaranty, executed and delivered by a duly authorized officer of the Guarantor.

(v) Organizational Documents. A good standing certificate and certified copies of the charter and by-laws (or equivalent documents) of each Seller and of all corporate or other authority for each Seller with respect to the execution, delivery and performance of the Repurchase Documents, and each other document to be delivered by each Seller from time to time in connection herewith (and the Buyers may conclusively rely on such certificate until the Agent receives notice in writing from the applicable Seller to the contrary).

(vi) Trust Receipt and Mortgage Loan Schedule and Exception Report. A Trust Receipt, substantially in the form of Annex 2 of the Custodial Agreement, dated the Effective Date, from the Custodian, duly completed, with a Mortgage Loan Schedule and Exception Report attached thereto.

(vii) Servicing Agreement(s). Each Servicing Agreement, if any, certified as a true, correct and complete copy of the original, together with a fully executed Servicer Notice and, if the Servicer is an Affiliate of a Seller, a letter from such Servicer consenting to termination of the applicable Servicing Agreement, without charge, upon the occurrence of any Default or Event of Default.

(viii) Legal Opinions. Legal opinions of counsel to the Sellers, substantially in the forms attached hereto as Exhibits B-1 and B-2;

(ix) Financial Statements. The financial statements referenced in Section 6.02.

(x) Underwriting Guidelines. A certified copy of the Underwriting Guidelines.

(xi) Consents, Licenses, Approvals, etc. Copies certified by the Sellers of all consents, licenses and approvals, if any, required in connection with the execution, delivery and performance by the Sellers of, and the validity and enforceability of, the Repurchase Documents, which consents, licenses and approvals shall be in full force and effect.

(xii) Payoff Letters. Payoff letters from the existing lenders to the Sellers, in form and substance satisfactory to the Agent.

(xiii) Other Documents. Such other documents as the Agent or the Buyers may reasonably request.

(b) Lien Searches and Actions to Perfect Liens. The Agent shall have received the results of a recent search conducted by a Person satisfactory to the Agent with respect to any liens which may have been filed against any of the Purchased Items, and the results of such search shall be satisfactory to the Agent. The Sellers shall have taken all such action as the Agent shall deem necessary or advisable (including, without limitation, the authorization and execution of Uniform Commercial Code financing, continuation or amendment statements) to perfect, continue or otherwise ensure perfection of the security interests granted in favor of the Agent under the Repurchase Documents.

Section 5.02 Initial and Subsequent Transactions. The entering into by the Agent on behalf of the Buyers of each Transaction (including the initial Transaction) on any Business Day is subject to the satisfaction of the following further conditions precedent, both immediately prior to the entering into such Transaction and also with respect to clauses (a), (b) and (c) below, after giving effect thereto:

(a) No Default. No Default or Event of Default shall have occurred and be continuing.

(b) Representations and Warranties. Both immediately prior to the entering into of such Transaction and also after giving effect thereto, the representations and warranties made by the Sellers in Article VI and Schedule 1 hereof, and elsewhere in each of the Repurchase Documents, shall be true, correct and complete in all material respects on and as of the related Purchase Date (in the case of the representations and warranties in Section 6.10 and Schedule 1, solely with respect to Purchased Loans subject to outstanding Transactions with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date). The Agent shall have received an officer’s certificate signed by a Responsible Officer of each Seller certifying as to the truth, accuracy and completeness of the above, which certificate shall specifically include a statement that each Seller is in compliance with all governmental licenses and authorizations, statutory and regulatory requirements, and is qualified to do business and in good standing in all required jurisdictions.

(c) Margin Maintenance. Both immediately prior to the entering into of such Transaction and also after giving effect thereto, no Margin Deficiency shall exist.

(d) Due Diligence. Subject to the Agent’s right to perform one or more Due Diligence Reviews pursuant to Section 11.15 hereof, the Agent shall have completed its due diligence review of the Mortgage Loan Documents for each Transaction and such other documents, records, agreements, instruments, mortgaged properties or information relating to such Purchased Loans as the Agent in its sole discretion deems appropriate to review and such review shall be satisfactory to the Agent in its sole discretion.

(e) Trust Receipt. A Trust Receipt, substantially in the form of Annex 2 of the Custodial Agreement, dated the Effective Date, from the Custodian, duly completed.

(f) Mortgage Loan Schedule and Exception Report. The Agent shall have received from the Custodian a Mortgage Loan Schedule and Exception Report with Exceptions as are acceptable to the Agent in its sole discretion in respect of Eligible Mortgage Loans to be purchased hereunder on such Business Day.

(g) Release Letter. If applicable, the Agent shall have received from the applicable Seller a Warehouse Lender’s Release Letter substantially in the form of Exhibit D-2 hereto (or such other form acceptable to the Agent) or a Seller’s Release Letter substantially in the form of Exhibit D-1 hereto (or such other form acceptable to the Agent) covering each Eligible Mortgage Loan which is subject to a loan agreement, that is to be sold to the Buyers hereunder.

(h) Fees and Expenses. The Agent and the Buyers shall have received all fees and expenses of counsel as contemplated by Section 11.03, which amount, at the Agent’s or such Buyer’s option, may be netted from the amount of the Purchase Price to be paid to the Seller in connection with any Transaction entered into under this Repurchase Agreement.

(i) No Market Events. None of the following shall have occurred and/or be continuing:

(i) an event or events shall have occurred resulting in the effective absence of a “repo market” or comparable “lending market” for financing debt obligations secured by mortgage loans or securities or an event or events shall have occurred resulting in any Buyer not being able to finance any Eligible Mortgage Loans through the “repo market” or “lending market” with traditional counterparties at rates which would have been reasonable prior to the occurrence of such event or events;

(ii) an event or events shall have occurred resulting in the effective absence of a “securities market” for securities backed by mortgage loans or an event or events shall have occurred resulting in any Buyer not being able to sell securities backed by mortgage loans at prices which would have been reasonable prior to such event or events; or

(iii) there shall have occurred a material adverse change in the financial condition of any Buyer which affects (or can reasonably be expected to affect) materially and adversely the ability of such Buyer to fund its obligations under this Repurchase Agreement;

provided, however, that if any such events shall have occurred or be continuing and any Buyer shall have determined, in its sole discretion, to not enter into any additional Transactions, then the Sellers shall be reimbursed a pro rata portion of the fees actually paid pursuant to Section 3.04.

(j) No Buyer Downgrade. No Buyer Downgrade shall have occurred.

(k) Filings, Registrations, Recordings. Any documents (including, without limitation, financing statements) required to be filed, registered or recorded in order to create, in favor of the Agent, for the benefit of the Buyers, a perfected, first-priority security interest in the Purchased Items, subject to no Liens other than those created hereunder, shall have been properly prepared and executed for filing (including the applicable county(ies) if the Agent determines such filings are necessary in its sole discretion), registration or recording in each office in each jurisdiction in which such filings, registrations and recordations are required to perfect such first-priority security interest; provided, that assignments of the Mortgages securing or related to the Purchased Loans shall not be required to be recorded prior to the occurrence of an Event of Default.

(l) Discretionary Mortgage Loans. At least three (3) Business Days prior to a Purchase Date, the Sellers shall have provided to the Agent a certification as to the reason why a Discretionary Mortgage Loan has not been previously disposed of by the Sellers and the Agent shall have approved of the inclusion of such Discretionary Mortgage Loan in the Mortgage Loan Schedule and Exception Report to be purchased hereunder on such Purchase Date.

(m) No Adverse Litigation. Neither the Agent nor any Buyer shall have determined in good faith that there is any action, proceeding or investigation by or before any Governmental Authority affecting any of the Sellers, or any of their Affiliates or Property (including, without limitation, any Purchased Loan) which is reasonably likely to be adversely determined and which, in the good faith judgment of the Agent or the Buyers, as the case may be, if decided adversely, would have a reasonable likelihood of having a Material Adverse Effect.

Each request for a Transaction by a Seller hereunder shall constitute a certification by the Sellers that all of the conditions set forth in this Article V (other than Sections 5.02(h)-(j) have been satisfied (both as of the date of such notice, request or confirmation and as of the Purchase Date).

Section 5.03 Wet-Ink Transactions. The funding of each Wet-Ink Transaction on any Business Day is subject to the following further conditions precedent:

(a) Wet-Ink Aged Report. The Agent shall have received from the Custodian a Wet-Ink Aged Report in form and substance satisfactory to the Agent; and

(b) Wet Aging. A Margin Deficiency shall not have occurred and be continuing with respect to any Nine-Day Aged Wet-Ink Mortgage Loans.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES.

Each Seller represents and warrants to the Agent and the Buyers that throughout the term of this Repurchase Agreement:

Section 6.01 Existence. Each Seller (a) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite corporate or other power, and has all governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted, except where the lack of such licenses, authorizations, consents and approvals would not be reasonably likely to have a Material Adverse Effect, and (c) is qualified to do business and is in good standing in all other jurisdictions in which the nature of the business conducted by it makes such qualification necessary, except where failure so to qualify would not be reasonably likely (either individually or in the aggregate) to have a Material Adverse Effect.

Section 6.02 Financial Condition. Each of the Sellers and the Guarantor has heretofore furnished to the Agent a copy of (i) its consolidated balance sheet and the consolidated balance sheets of its consolidated Subsidiaries for the fiscal year of the Sellers ended December 31, 2004 and the related consolidated statements of income and retained earnings and of cash flows for the Sellers, the Guarantor and their consolidated Subsidiaries for such fiscal year, setting forth in each case in comparative form the figures for the previous year, with the opinion thereon of KPMG, LLC and (ii) its consolidated balance sheet and the consolidated balance sheets of its consolidated Subsidiaries for the three most recently ended quarterly fiscal periods of the Sellers and the related consolidated statements of income and retained earnings and of cash flows for the Sellers, the Guarantor and their consolidated Subsidiaries for such quarterly fiscal periods, setting forth in each case in comparative form the figures for the previous year. All such financial statements fairly present, in all material respects, the consolidated financial condition of the Sellers, the Guarantor and their Subsidiaries and the consolidated results of their operations as at such dates and for such fiscal periods, all in accordance with GAAP applied on a consistent basis. Since the date of the most recently delivered financials, there has been no material adverse change in the consolidated business, operations or financial condition of the Sellers, the Guarantor and their consolidated Subsidiaries taken as a whole from that set forth in said financial statements.

Section 6.03 Litigation. Except as otherwise disclosed to the Agent in writing prior to the date of this Repurchase Agreement, there is no action, proceeding or investigation by or before any Governmental Authority affecting any of the Sellers, or any of their Affiliates or Property (including, without limitation, any Purchased Loan purchased by the Agent for the benefit of the Buyers hereunder), which is reasonably likely to be adversely determined and which, if decided adversely, would have a reasonable likelihood of having a Material Adverse Effect.

Section 6.04 No Breach. Neither (a) the execution and delivery of the Repurchase Documents nor (b) the consummation of the transactions therein contemplated in compliance with the terms and provisions thereof will conflict with or result in a breach of the charter or by-laws of any Seller, or any applicable law (including, without limitation, Prescribed Laws), rule or regulation, or any order, writ, injunction or decree of any Governmental Authority, or any Servicing Agreement or other material agreement or instrument to which any Seller or any of its Affiliates is a party or by which any of them or any of their Property is bound or to which any of them is subject, or constitute a default under any such material agreement or instrument or result in the creation or imposition of any Lien (except for the Liens created pursuant to this Repurchase Agreement) upon any Property of any Seller or any of its Subsidiaries pursuant to the terms of any such agreement or instrument.

Section 6.05 Action. Each Seller has all necessary corporate or other power, authority and legal right to execute, deliver and perform its obligations under each of the Repurchase Documents; the execution, delivery and performance by each Seller of each of the Repurchase Documents have been duly authorized by all necessary corporate or other action on its part; and each Repurchase Document has been duly and validly executed and delivered by each Seller and constitutes a legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms.

Section 6.06 Approvals. No authorizations, approvals or consents of, and no filings or registrations with, any Governmental Authority or any securities exchange are necessary for the execution, delivery or performance by each Seller of the Repurchase Documents or for the legality, validity or enforceability thereof, except for filings and recordings in respect of the Liens created pursuant to this Repurchase Agreement.

Section 6.07 Margin Regulations. Neither the entering into any Transaction hereunder, nor the use of the proceeds thereof, will violate or be inconsistent with the provisions of Regulations T, U or X.

Section 6.08 Taxes. Each Seller and each of its Subsidiaries has filed all federal income tax returns and all other material tax returns that are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by any of them, except for any such taxes as are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided. The charges, accruals and reserves on the books of each Seller and its Subsidiaries in respect of taxes and other governmental charges are, in the opinion of each Seller, adequate.

Section 6.09 Investment Company Act. No Seller nor any of its Subsidiaries is an “investment company”, or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 6.10 Purchased Items; Security.

(a) No Seller has assigned, pledged, or otherwise conveyed or encumbered any Purchased Loan to any other Person, and immediately prior to the sale of such Purchased Loan to the Buyers, such Seller was the sole owner of such Purchased Loan and had good and marketable title thereto, free and clear of all Liens, in each case except for Liens to be released simultaneously with the sale to the Buyers hereunder and the Liens granted in favor of the Agent.

(b) The provisions of this Repurchase Agreement are intended to transfer the Purchased Items to the Buyers pursuant to a sale, but in the event that any Transaction is deemed to constitute a loan rather than a sale, this Repurchase Agreement and the other Repurchase Documents are effective to create in favor of the Agent, for the benefit of the Buyers, a valid security interest in all right, title and interest of each Seller in, to and under the Purchased Items.

(c) Upon (i) receipt by the Custodian of each Mortgage Note, endorsed in blank by a duly authorized officer of the Seller and (ii) the issuance by the Custodian to the Agent of a Trust Receipt therefor, the Agent, for the benefit of the Buyers, shall have a fully perfected first priority security interest therein, in the Purchased Loan evidenced thereby and in the Seller’s interest in the related Mortgaged Property, in the event that any Transaction was construed to constitute a financing rather than a sale.

(d) Upon the filing of financing statements on Form UCC-1 naming the Agent, for the benefit of the Buyers, as “secured party” and each Seller as “debtor” and describing the Purchased Items as the “collateral” in the jurisdictions and recording offices listed on Schedule 2 attached hereto, the security interests granted hereunder in the Purchased Items will constitute a fully perfected first priority security interest under the Uniform Commercial Code in all right, title and interest of the Sellers in, to and under such Purchased Items which can be perfected by filing under the Uniform Commercial Code, in the event that any Transaction is construed to constitute a financing rather than a sale.

(e) This Repurchase Agreement and the other Repurchase Documents are effective to create in favor of the Agent, for the benefit of the Buyers, a valid security interest in all right, title and interest of the Sellers in, to and under the Collateral, and upon the filing of financing statements on Form UCC-1 naming each Seller as “debtor” and the Agent, for the benefit of the Buyers, as “secured party” and describing the Collateral as the “collateral” in the jurisdictions and recording offices listed on Schedule 2 attached hereto, the security interests granted hereunder in the Collateral will constitute a fully perfected first priority security interest under the Uniform Commercial Code in all right, title and interest of the Sellers in, to and under such Collateral which can be perfected by filing under the Uniform Commercial Code.

(f) This Repurchase Agreement and the other Repurchase Documents are effective to create in favor of the Agent, for the benefit of the Buyers, a valid security interest in all right, title and interest of the Sellers in, to and under the Controlled Accounts, and upon the execution of the Control Agreements the security interests granted thereunder in the Controlled Accounts will constitute a fully perfected first priority security interest under the Uniform Commercial Code in all right, title and interest of the Sellers in, to and under such Controlled Accounts.

Section 6.11 Chief Executive Office/Jurisdiction of Organization. On the Effective Date, and during the four months immediately preceding the Purchase Date, each Seller’s chief executive office, is, and has been, located at 18400 Von Karman, Suite 1000, Irvine, California 92612. On the Purchase Date, the jurisdiction of organization of each Seller is as set forth on Schedule 5 hereto.

Section 6.12 Location of Books and Records. The location where each Seller keeps its books and records, including all computer tapes and records relating to the Purchased Items and the Collateral is its chief executive office.

Section 6.13 True and Complete Disclosure. The information, reports, financial statements, exhibits and schedules furnished in writing by or on behalf of each Seller to the Agent or the Buyers in connection with the negotiation, preparation or delivery of this Repurchase Agreement and the other Repurchase Documents or included herein or therein or delivered pursuant hereto or thereto, when taken as a whole, do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. All written information furnished after the date hereof by or on behalf of each Seller to the Agent or the Buyers in connection with this Repurchase Agreement and the other Repurchase Documents and the transactions contemplated hereby and thereby will be true, complete and accurate in every material respect, or (in the case of projections) based on reasonable estimates, on the date as of which such information is stated or certified. There is no fact known to a Responsible Officer of any Seller, after due inquiry, that could reasonably be expected to have a Material Adverse Effect that has not been disclosed herein, in the other Repurchase Documents or in a report, financial statement, exhibit, schedule, disclosure letter or other writing, furnished to the Agent for use in connection with the transactions contemplated hereby or thereby.

Section 6.14 [Reserved]

Section 6.15 ERISA. Each Plan to which each Seller or its Subsidiaries make direct contributions, and, to the knowledge of each Seller, each other Plan and each Multiemployer Plan is in compliance in all material respects with, and has been administered in all material respects in compliance with, the applicable provisions of ERISA, the Code and any other federal or state law. No event or condition has occurred and is continuing as to which the Sellers would be under an obligation to furnish a report to the Agent under Section 7.01(d) hereof.

Section 6.16 Subsidiaries. Schedule 3 sets forth the name of each direct or indirect Subsidiary of each Seller and of the holders of Capital Stock of each Seller, its form of organization, its jurisdiction of organization, the total number of issued and outstanding shares or other interests of Capital Stock thereof, the classes and number of issued and outstanding shares or other interests of Capital Stock of each such class, the name of each holder of Capital Stock thereof and the number of shares or other interests of such Capital Stock held by each such holder and the percentage of all outstanding shares or other interests of such class of Capital Stock held by such holders.

Section 6.17 Solvency. After giving effect to each Transaction (i) the amount of the “present fair saleable value” of the assets of each Seller and of such Seller and its Subsidiaries, taken as a whole, will, as of such date, exceed the amount of all “liabilities of such Seller and of such Seller and its Subsidiaries, taken as a whole, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (ii) the present fair saleable value of the assets of each Seller and of such Seller and its Subsidiaries, taken as a whole, will, as of such date, be greater than the amount that will be required to pay the liabilities of such Seller and of such Seller and its Subsidiaries, taken as a whole, on their respective debts as such debts become absolute and matured, (iii) no Seller, nor any Seller and its Subsidiaries, taken as a whole, will have, as of such date, an unreasonably small amount of capital with which to conduct their respective businesses, and (iv) each Seller and such Seller and its Subsidiaries, taken as a whole, will be able to pay their respective debts as they mature. For purposes of this Section 6.17, “debt” means “liability on a claim”, “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, and (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

Section 6.18 Regulatory Status. No Seller is a “bank holding company” or a direct or indirect subsidiary of a “bank holding company” as defined in the Bank Holding Company Act of 1956, as amended, and Regulation Y thereunder of the Board of Governors of the Federal Reserve System or will become a “bank holding company” or a direct or indirect subsidiary of a “bank holding company” unless it shall have provided the Agent written notice thirty (30) days prior to such change.

Section 6.19 Real Estate Investment Trust. No REIT Seller has engaged in any material “prohibited transactions” as defined in Section 857(b)(6)(B)(iii) and (C) of the Code. Each REIT Seller for its current “tax year” (as defined in the Code) is and for all prior tax years subsequent to its election to be a real estate investment trust has been entitled to a dividends paid deduction under the requirements of Section 857 of the Code with respect to any dividends paid by it with respect to each such year for which it claims a deduction in its Form 1120-REIT filed with the United States Internal Revenue Service for such year.

ARTICLE VII

COVENANTS OF THE SELLERS.

The Sellers covenant and agree with the Agent and the Buyers that, so long as any Transaction is outstanding, and until repurchase of all Purchased Obligations:

Section 7.01 Financial Statements. Each Seller shall deliver to the Agent:

(a) as soon as available and in any event within 90 days after the end of each fiscal year of the Guarantor, the consolidated balance sheets of the Guarantor and its consolidated Subsidiaries as at the end of such fiscal year and the related consolidated statements of income and retained earnings and of cash flows for the Guarantor and its consolidated Subsidiaries for such year, setting forth in each case in comparative form the figures for the previous year, accompanied by an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall not be qualified as to scope of audit or going concern and shall state that said consolidated financial statements fairly present the consolidated financial condition and results of operations of the Guarantor and its consolidated Subsidiaries as at the end of, and for, such fiscal year in accordance with GAAP, and a certificate of such accountants stating that, in making, the examination necessary for their opinion, they obtained no knowledge, except as specifically stated, of any Default or Event of Default;

(b) as soon as available and in any event within 30 days after the end of each calendar month, the unaudited consolidated balance sheets of the Guarantor and its consolidated Subsidiaries as at the end of such month and the related unaudited consolidated statements of income and retained earnings and of cash flows of such Seller and its consolidated Subsidiaries for such month and the portion of the fiscal year through the end of such month, setting forth in each case in comparative form the figures for the previous year, accompanied by (i) a certificate of a Responsible Officer of the Guarantor, which certificate shall state that said consolidated financial statement fairly represents the consolidated financial condition and results of operation of the Guarantor and its consolidated Subsidiaries in accordance with GAAP, consistently applied, as of the end of, and for, such month (subject to normal year-end audit adjustments) and (ii) the Board Report.

(c) from time to time such other information regarding the financial condition, operations, or business of each Seller or the Guarantor as the Agent may reasonably request; and

(d) as soon as reasonably possible, and in any event within thirty (30) days after a Responsible Officer of any Seller knows, or with respect to any Plan or Multiemployer Plan to which any Seller or any of its Subsidiaries makes direct contributions, has reason to believe, that any of the events or conditions specified below with respect to any Plan or Multiemployer Plan has occurred or exists, a statement signed by a senior financial officer of any Seller setting forth details respecting such event or condition and the action, if any, that any Seller or its ERISA Affiliate proposes to take with respect thereto (and a copy of any report or notice required to be filed with or given to PBGC by each Seller or an ERISA Affiliate with respect to such event or condition):

(i) any reportable event, as defined in Section 4043(c) of ERISA and the regulations issued thereunder, with respect to a Plan, as to which PBGC has not by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within thirty (30) days of the occurrence of such event (provided, that a failure to meet the minimum funding standard of Section 412 of the Code or Section 302 of ERISA, including, without limitation, the failure to make on or before its due date a required installment under Section 412(m) of the Code or Section 302(e) of ERISA, shall be a reportable event regardless of the issuance of any waivers in accordance with Section 412(d) of the Code); and any request for a waiver under Section 412(d) of the Code for any Plan;

(ii) the distribution under Section 4041(c) of ERISA of a notice of intent to terminate any Plan or any action taken by any Seller or an ERISA Affiliate to terminate any Plan;

(iii) the institution by PBGC of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by any Seller or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by PBGC with respect to such Multiemployer Plan;

(iv) the complete or partial withdrawal from a Multiemployer Plan by any Seller or any ERISA Affiliate that results in liability under Section 4201 or 4204 of ERISA (including the obligation to satisfy secondary liability as a result of a purchaser default) or the receipt by any Seller or any ERISA Affiliate of notice from a Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA;

(v) the institution of a proceeding by a fiduciary of any Multiemployer Plan against any Seller or any ERISA Affiliate to enforce Section 515 of ERISA, which proceeding is not dismissed within thirty (30) days; and

(vi) the adoption of an amendment to any Plan that would result in the loss of tax-exempt status of the Plan and trust of which such Plan is a part if any Seller or an ERISA Affiliate fails to provide timely security to such Plan if and as required by the provisions of Section 401(a)(29) of the Code or Section 307 of ERISA.

Each Seller will furnish to the Agent, at the time it furnishes each set of financial statements pursuant to paragraphs (a) and (b) above, a certificate of a Responsible Officer of such Seller to the effect that, to the best of such Responsible Officer’s knowledge, such Seller during such fiscal period or year has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Repurchase Agreement and the other Repurchase Documents to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate (and, if any Default or Event of Default has occurred and is continuing, describing, the same in reasonable detail and describing the action such Seller has taken or proposes to take with respect thereto).

Section 7.02 Litigation. The Sellers will, contemporaneous with the delivery of each certificate furnished pursuant to Section 7.01(b) above, deliver to the Agent a current “noteworthy litigation report”, which shall in any event include a report of all litigation, actions, suits, arbitrations, investigations (including, without limitation, any of the foregoing which are pending or threatened) or other legal or arbitrable proceedings affecting any of the Sellers, or any of their Affiliates or Property (including, without limitation, any Purchased Loan sold to the Buyers hereunder), before any Governmental Authority (collectively, “Litigation Matters”) that (i) makes a claim or claims in an aggregate amount greater than $5,000,000, (ii) is styled as a class action, (iii) individually or in the aggregate, if adversely determined, could be reasonably likely to have a Material Adverse Effect or (iv) requires filing with the Securities and Exchange Commission in accordance with the 1934 Act or any rules thereunder. In addition, the Sellers shall promptly, and in any event within ten (10) days after service of process on any of the Sellers or any of their Affiliates, give to the Agent notice of any Litigation Matter that questions or challenges the validity or enforceability of any of the Repurchase Documents or any action to be taken in connection with the transactions contemplated hereby.

Section 7.03 Existence, etc. Each Seller will:

(a) preserve and maintain its legal existence and all of its material rights, privileges, licenses and franchises (provided, that nothing in this Section 7.03(a) shall prohibit any transaction expressly permitted under Section 7.04 hereof);

(b) comply with the requirements of all applicable laws, rules, regulations and orders of Governmental Authorities (including, without limitation, all Prescribed Laws, all environmental laws and all laws with respect to unfair and deceptive lending practices and Predatory Lending Practices) if failure to comply with such requirements would be reasonably likely (either individually or in the aggregate) to have a Material Adverse Effect;

(c) keep adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied;

(d) not change its jurisdiction of organization from the jurisdiction referred to in Section 6.11, unless it shall have provided the Agent thirty (30) days’ prior written notice of such change;

(e) pay and discharge all taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its Property prior to the date on which penalties attach thereto, except for any such tax, assessment, charge or levy, the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained; and

(f) permit representatives of the Agent, during normal business hours, to examine, copy and make extracts from its books and records, to inspect any of its Properties, and to discuss its business and affairs with its officers, all to the extent reasonably requested by the Agent.

Section 7.04 Prohibition of Fundamental Changes. No Seller shall enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation, winding up or dissolution) or sell all or substantially all of its assets; provided, that each Seller may merge or consolidate with (a) any wholly owned subsidiary of such Seller or (b) any other Person if such Seller is the surviving corporation and such Seller’s Net Worth would not be affected by such merger or consolidation and provided further, that if after giving effect thereto, no Default or Event of Default would exist hereunder.

Section 7.05 Margin Deficiency. If at any time there exists a Margin Deficiency the Sellers shall cure same in accordance with Section 2.06 hereof.

Section 7.06 Notices. The Sellers shall give notice to the Agent and each Buyer:

(a) promptly upon receipt of notice or knowledge of the occurrence of any Default or Event of Default;

(b) with respect to any Purchased Loan sold to the Buyers hereunder, immediately upon receipt of any principal payment (in full or partial) of such Purchased Loan;

(c) with respect to any Purchased Loan sold to the Buyers hereunder, immediately upon receipt of notice or knowledge that the underlying Mortgaged Property has been damaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty, or otherwise damaged so as to affect adversely the Market Value of such Purchased Loan;

(d) promptly upon receipt of notice or knowledge of (i) any default related to any Purchased Item, (ii) any Lien or security interest (other than security interests created hereby or by the other Repurchase Documents) on, or claim asserted against, any of the Purchased Item or any Collateral or (iii) any event or change in circumstances which could reasonably be expected to have a Material Adverse Effect; and

(e) promptly upon any material change in the market value of any or all of each Seller’s assets.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of each Seller setting forth details of the occurrence referred to therein and stating what action such Seller has taken or proposes to take with respect thereto.

Section 7.07 Reports. The Sellers shall provide the Agent with a quarterly report, which report shall include, among other items, (a) a summary of each Seller’s delinquency and loss experience with respect to mortgage loans serviced by any Seller, any Servicer or any designee of either, plus any such additional reports as the Agent may reasonably request with respect to any Seller’s or any Servicer’s servicing portfolio or pending originations of mortgage loans, (b) a mark to market summary of any residual and/or subordinate securities held by any Seller, and (c) an Affiliate Guarantee Summary and, upon the Agent’s request, a true and correct copy of each Affiliate Guarantee.

Section 7.08 Underwriting Guidelines. In the event that any Seller makes any amendment or modification to the Underwriting Guidelines, (i) such Seller shall promptly deliver to the Agent a complete copy of the amended or modified Underwriting Guidelines and (ii) each Buyer may, at its sole option and discretion, refrain from entering into any Transaction with respect to Eligible Mortgage Loans originated under the amended or modified Underwriting Guidelines, but not with respect to Eligible Mortgage Loans that comply with the Underwriting Guidelines approved hereunder.

Section 7.09 Transactions with Affiliates. No Seller will enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate unless such transaction is (a) otherwise permitted under this Repurchase Agreement, (b) in the ordinary course of such Seller’s business and (c) upon fair and reasonable terms no less favorable to such Seller than it would obtain in a comparable arm’s length transaction with a Person which is not an Affiliate, or make a payment that is not otherwise permitted by this Section 7.09 to any Affiliate. In no event shall any Seller sell to the Buyers hereunder, any Eligible Mortgage Loan acquired by any Seller from an Affiliate of a Seller.

Section 7.10 Limitation on Liens. The Sellers will defend the Purchased Items against, and will take such other action as is necessary to remove, any Lien, security interest or claim on or to the Purchased Items or the Collateral, other than the security interests created under this Repurchase Agreement, and the Sellers will defend the right, title and interest of the Agent and the Buyers in and to any of the Purchased Items and the Collateral against the claims and demands of all persons whomsoever.

Section 7.11 Limitation on Guarantees. The Sellers shall not create, incur, assume or suffer to exist any Guarantees (provided that acting as a co-borrower or a co-seller with respect to credit facilities or repurchase facilities entered into in the normal course of business shall not be deemed Guarantees), other than Affiliate Guarantees in an aggregate amount not to exceed $2,500,000 at any one time outstanding.

Section 7.12 Limitation on Distributions. After the occurrence and during the continuation of any Default or Event of Default, no Seller shall make any payment on account of, or set apart assets for, a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of any equity or partnership interest of such Seller, whether now or hereafter outstanding, or make any other distribution in respect of any of the foregoing or to any shareholder or equity owner of such Seller, either directly or indirectly, whether in cash or property or in obligations of such Seller or any of such Seller’s consolidated Subsidiaries, except distributions in cash or other property to the extent required to satisfy the REIT Distribution Requirement.

Section 7.13 Servicer; Servicing Tape. The Sellers shall provide to the Agent on the tenth (10th) Business Day of each month a computer readable file containing servicing information, including, without limitation, those fields specified by the Agent from time to time, on a loan-by-loan basis and in the aggregate, with respect to the Purchased Loans serviced hereunder by the Sellers or any Servicer. The Sellers shall not cause the Purchased Loans to be serviced by any servicer other than a servicer expressly approved in writing by the Agent.

Section 7.14 Required Filings. The Sellers shall promptly provide the Agent with copies of all documents which the Sellers or any Affiliates of the Sellers are required to file with the Securities and Exchange Commission in accordance with the 1934 Act or any rules thereunder.

Section 7.15 No Adverse Selection. The Sellers have not selected any Purchased Item in a manner so as to adversely affect the Buyers’ interests.

Section 7.16 Remittance of Prepayments. The Sellers shall remit, with sufficient detail to enable the Agent to appropriately identify the Purchased Loan to which any amount remitted applies, to the Agent on each Repurchase Date all payments that the Sellers have received since the prior Repurchase Date.

ARTICLE VIII

EVENTS OF DEFAULT.

Section 8.01 Events of Default.

Each of the following events shall constitute an event of default (an “Event of Default”) hereunder:

(a) any Seller shall default in the payment of any Repurchase Price or Price Differential on any Transaction when due (whether at stated maturity, upon acceleration or at mandatory or optional prepayment or repurchase); or

(b) any Seller shall default in the payment of any other amount payable by it hereunder or under any other Repurchase Document after notification by the Agent or any Buyer of such default, and such default shall have continued unremedied for five (5) Business Days; or

(c) any representation, warranty or certification made or deemed made herein or in any other Repurchase Document by the Sellers or any certificate furnished to the Agent pursuant to the provisions hereof or thereof shall prove to have been false or misleading in any material respect as of the time made or furnished (other than the representations and warranties set forth in Schedule 1, which shall be considered solely for the purpose of determining the Recognized Value of the Purchased Loans; unless (i) the Sellers shall have made any such representations and warranties with knowledge that they were materially false or-misleading at the time made on the related Purchase Date or (ii) any such representations and warranties have been determined by the Agent in its sole discretion to be materially false or misleading on a regular basis); or

(d) any Seller shall fail to comply with the requirements of Section 7.03(a), Section 7.04, Section 7.05, Section 7.06, or Sections 7.09 through 7.16 hereof; or any Seller shall otherwise fail to comply with the requirements of Sections 7.03, 7.07 and 7.08 hereof and such default shall continue unremedied for a period of five (5) Business Days; or the Sellers shall fail to observe or perform any other covenant or agreement contained in this Repurchase Agreement or any other Repurchase Document and such failure to observe or perform shall continue unremedied for a period of seven (7) Business Days; or

(e) a final judgment or judgments for the payment of money in excess of $1,500,000 in the aggregate shall be rendered against any Seller or any of its Material Affiliates by one or more courts, administrative tribunals or other bodies having jurisdiction and the same shall not be satisfied, discharged (or provision shall not be made for such discharge) or bonded, or a stay of execution thereof shall not be procured, within thirty (30) days from the date of entry thereof, and any Seller or any such Material Affiliate shall not, within said period of thirty (30) days, or such longer period during which execution of the same shall have been stayed or bonded, appeal therefrom and cause the execution thereof to be stayed during such appeal; or

(f) any Seller or any of its Material Affiliates shall admit in writing its inability to pay its debts as such debts become due; or

(g) any Seller or any of its Material Affiliates shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee, examiner or liquidator or the like of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of its creditors, (iii) commence a voluntary case under the Bankruptcy Code, (iv) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, liquidation, dissolution, arrangement or winding-up, or composition or readjustment of debts, (v) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Bankruptcy Code or (vi) take any corporate or other action for the purpose of effecting any of the foregoing; or

(h) a proceeding or case shall be commenced, without the application or consent of any Seller or any of its Material Affiliates, in any court of competent jurisdiction, seeking (i) its reorganization, liquidation, dissolution, arrangement or winding-up, or the composition or readjustment of its debts, (ii) the appointment of, or the taking of possession by, a receiver, custodian, trustee, examiner, liquidator or the like of any Seller or any such Affiliate or of all or any substantial part of its property or (iii) similar relief in respect of any Seller or any such Affiliate under any law relating to bankruptcy, insolvency, reorganization, liquidation, dissolution, arrangement or winding-up, or composition or adjustment of debts, and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 30 or more days; or an order for relief against any Seller or any such Affiliate shall be entered in an involuntary case under the Bankruptcy Code; or

(i) the Custodial Agreement or any Repurchase Document shall for whatever reason be terminated or cease to be in full force and effect, or the enforceability thereof shall be contested by any Seller; or

(j) any Seller shall grant, or suffer to exist, any Lien on any Purchased Item or Collateral except the Liens contemplated hereby; or the Liens contemplated hereby shall cease to be first priority perfected Liens on the Purchased Item or Collateral in favor of the Agent, for the benefit of the Buyers, or shall be Liens in favor of any Person other than the Agent for the benefit of the Buyers; or

(k) any Seller or any of any Seller’s Material Affiliates shall be in default under any note, indenture, loan agreement, repurchase agreement, guaranty, swap agreement or any other contract to which it is a party in excess of $10,000,000, including, without limitation, any MS Obligations, which default (i) involves the failure to pay a matured obligation or (ii) permits the acceleration of the maturity of obligations by any other party to or beneficiary of such note, indenture, loan agreement, repurchase agreement, guaranty, swap agreement or other contract; or

(l) any materially adverse change in the Property, business, financial condition or prospects of any Seller or any of its Material Affiliates shall occur, in each case as determined by the Agent or the Buyers in their sole discretion, or any other condition shall exist which, in the Agent’s or the Buyers’ sole discretion, constitutes a material impairment of any Seller’s ability to perform its obligations under this Repurchase Agreement, any Note or any other Repurchase Document; or

(m) A Buyer Downgrade shall have occurred and any Seller shall have failed to repay all amounts owing by it to the Buyers under this Agreement and the other Repurchase Documents within ninety (90) days following such downgrade; or

(n) the discovery by the Agent or the Buyers of a condition or event which existed at or prior to the execution hereof and which the Agent or the Buyers in their sole discretion, determines materially and adversely affects: (i) the condition (financial or otherwise) of any Seller and the Guarantor, their Subsidiaries or Affiliates; or (ii) the ability of any Seller to fulfill their respective obligations under this Repurchase Agreement; or

(o) any representation, warranty or certification made or deemed made in the New Century Guaranty by the Guarantor shall prove to have been false or misleading in any material respect as of the time made or furnished; or

(p) the Guarantor shall fail to observe or perform any covenant or agreement contained in Section 11 of the New Century Guaranty; or

(q) any “Event of Default” shall have occurred under any other loan, repurchase or other similar agreement involving $1,000,000 or more between any Seller (or any Affiliate of any Seller) on the one hand and any Buyer (or any Affiliate of a Buyer) on the other hand.

ARTICLE IX

REMEDIES UPON DEFAULT.

Section 9.01 Remedies Upon Default.

(a) An Event of Default shall be deemed to be continuing unless expressly waived in writing by the Agent at the direction of the Buyers. Upon the occurrence of one or more Events of Default hereunder, the obligation of the Buyers to enter into any additional Transactions hereunder shall automatically terminate without further action by any Person. Upon the occurrence of one or more Events of Default other than those referred to in Sections (f), (g) and (h) of Article VIII, the Agent may, at the direction of the Buyers, immediately declare the Purchase Price of the related Transactions or all Transactions then outstanding to be immediately due and payable, together with all Price Differential thereon and fees and expenses accruing under this Repurchase Agreement. Upon the occurrence of an Event of Default referred to in Sections (f), (g) and (h) of Article VIII, such amounts shall immediately and automatically become due and payable without any further action by any Person. Upon such declaration or such automatic acceleration, the balance then outstanding shall become immediately due and payable, without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the Sellers.

(b) Upon the occurrence of a Default, the Agent and the Buyers shall have the right to obtain, and the Sellers shall deliver or cause to be delivered, on demand, physical possession of, for the benefit of the Buyers the Servicing Records and all other files of the Sellers relating to the Purchased Items and the Collateral and all documents relating to the Purchased Items and the Collateral which are then or may thereafter come in to the possession of the Sellers or any third parties acting for the Sellers and the Sellers shall deliver to the Agent such assignments as the Agent shall request. The Agent and the Buyers shall be entitled to specific performance of all agreements of the Sellers contained in this Repurchase Agreement to enable the Buyers (or the Agent on behalf of the Buyers) to enforce and realize upon its interests in the Purchased Items and the Collateral.

(c) If a Default shall occur and be continuing, the Agent may, at its option, enter into one or more Interest Rate Protection Agreements covering all or a portion of the Purchased Loans purchased on behalf of the Buyers hereunder, and the Sellers shall be responsible for all damages, judgments, costs and expenses of any kind which may be imposed on, incurred by or asserted against the Agent or the Buyers relating to or arising out of such Interest Rate Protection Agreements; provided, however, that such Interest Rate Protection Agreements shall be entered into at the direction of the Buyers, as determined in its sole discretion exercised in good faith.

(d) If an Event of Default shall occur and be continuing, the Agent, on behalf of, and at the direction of, the Buyers, may exercise, in addition to all other rights and remedies granted to it in this Repurchase Agreement and in any other instrument or agreement securing, evidencing or relating to the Repurchase Obligations, all rights and remedies of a secured party under the Uniform Commercial Code. Without limiting the generality of the foregoing, the Agent without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon any Seller or any other Person (each and all of which demands, presentments, protests, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Purchased Items and the Collateral, or any part thereof, and/or may forthwith sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Purchased Items and the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels or as an entirety at public or private sale or sales, at any exchange, broker’s board or office of the Agent or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. The Agent shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Purchased Items and the Collateral so sold, free of any right or equity of redemption in the Seller, which right or equity is hereby waived or released. Each Seller further agrees, at the Agent’s request, to assemble the Purchased Items and make them available to the Agent at places which the Agent shall reasonably select, whether at a Seller’s premises or elsewhere. The Agent shall apply the net proceeds of any such collection, recovery, receipt, appropriation, realization or sale, after deducting all costs and expenses of every kind incurred therein or incidental to the care or safekeeping of any of the Purchased Items or in any way relating to the Purchased Items or the rights of the Agent or the Buyers hereunder, including without limitation attorneys’ fees and disbursements, to the payment in whole or in part of the Repurchase Obligations, in such order as the Agent may elect, and only after such application and after the payment by the Agent of any other amount required or permitted by any provision of law, including, without limitation, Sections 9-608(a) and 9-615(a) of the Uniform Commercial Code, need the Agent account for the surplus, if any, to the Seller. To the extent permitted by applicable law, each Seller waives all claims, damages and demands such Seller may acquire against the Agent and any Buyer arising out of the exercise by the Agent or any Buyer of any of its rights hereunder, other than those claims, damages and demands arising from the gross negligence or willful misconduct of the Agent or any Buyer and claims arising under Section 4.07 hereof. If any notice of a proposed sale or other disposition of Purchased Items or the Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least ten (10) days before such sale or other disposition. The Sellers shall remain liable for any deficiency (plus accrued interest thereon at the Post-Default Rate and the fees and disbursements of any attorneys employed by the Agent or any Buyer to collect any such deficiency) if the proceeds of any sale or other disposition of the Purchased Items are insufficient to pay the Repurchase Obligations and the fees and disbursements of any attorneys employed by the Agent to collect such deficiency.

Section 9.02 No Duty. The powers conferred on the Agent and the Buyers hereunder are solely to protect the interests of the Buyers in the Purchased Items and shall not impose any duty upon it to exercise any such powers. The Agent shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither it nor any of its officers, directors, employees or agents shall be responsible to any Seller for any act or failure to act hereunder, except for its own gross negligence or willful misconduct.

ARTICLE X

THE AGENT.

Section 10.01 Appointment. Each Buyer hereby irrevocably designates and appoints Morgan Stanley Mortgage Capital Inc., and Morgan Stanley Mortgage Capital Inc. hereby accepts such designation and appointment, as the Agent of the Buyers under this Repurchase Agreement and the other Repurchase Documents, and the Buyers irrevocably authorize the Agent, in such capacity, to take such action on its behalf under the provisions of this Repurchase Agreement and the other Repurchase Documents and to exercise such powers and perform such duties as are expressly delegated to the Agent by the terms of this Repurchase Agreement and the other Repurchase Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Repurchase Agreement, the Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Buyer, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Repurchase Agreement or any other Repurchase Document or otherwise exist against the Agent.

Section 10.02 Delegation of Duties. The Agent may execute any of its duties under this Repurchase Agreement and the other Repurchase Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

Section 10.03 Exculpatory Provisions. Neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Repurchase Agreement or any other Repurchase Document (except for its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any Buyer for any recitals, statements, representations or warranties made by any Seller or any officer thereof contained in this Repurchase Agreement or any other Repurchase Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Repurchase Agreement or any other Repurchase Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Repurchase Agreement or any other Repurchase Document or for any failure of any Seller to perform its obligations hereunder or thereunder. The Agent shall not be under any obligation to any Buyer to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Repurchase Agreement or any other Repurchase Document, or to inspect the properties, books or records of the Sellers.

Section 10.04 Reliance by Agent. The Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, facsimile, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to each Seller), independent accountants and other experts selected by the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Repurchase Agreement or any other Repurchase Document unless it shall first receive such advice or concurrence of the Buyers as it deems appropriate or it shall first be indemnified to its satisfaction by the Buyers against any and all liability expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Repurchase Agreement and the other Repurchase Documents in accordance with a request of the Buyers, and such request and any action taken or failure to act pursuant thereto shall be binding upon the Buyers and all future holders of the Purchased Loans.

Section 10.05 Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder (other than under Section 8.01 hereof) unless the Agent has received notice from any Buyer or any Seller referring to this Repurchase Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Agent receives such a notice, the Agent shall give notice thereof to the Buyers. The Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Buyers; provided that unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Buyers. The Agent shall provide to the Buyers, on each Business Day, the rate of the Pricing Differential and, not later than the opening of business on the Business Day following the receipt thereof by the Agent, a copy of the most recent Margin Base report.

Section 10.06 Non-Reliance on Agent and Buyers. Each Buyer expressly acknowledges that neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Agent hereinafter taken, including any review of the affairs of the Sellers, shall be deemed to constitute any representation or warranty by the Agent to the Buyers. Each Buyer represents to the Agent that it has, independently and without reliance upon the Agent, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Sellers and made its own decision to enter into Transactions and enter into this Repurchase Agreement. Each Buyer also represents that it will, independently and without reliance upon the Agent, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Repurchase Agreement and the other Repurchase Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of any Seller. Except for notices, reports and other documents expressly required to be furnished by each Seller to the Agent hereunder or under the other Repurchase Documents, the Agent shall not have any duty or responsibility to provide the Buyers with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Seller which may come into the possession of the Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

Section 10.07 Indemnification. Each Buyer agrees to indemnify the Agent in its capacity as such (to the extent not reimbursed by the Sellers and without limiting the obligation of the Sellers to do so) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Repurchase Price) be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of this Repurchase Agreement, any of the other Repurchase Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Agent under or in connection with any of the foregoing; provided that the Buyers shall not be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the Agent’s gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Repurchase Price and all other amounts payable hereunder.

Section 10.08 Agent in Its Individual Capacity. The Agent and its Affiliates may purchase assets from, make loans to, accept deposits from and generally engage in any kind of business with the Sellers as though the Agent were not the Agent hereunder and under the other Repurchase Documents. With respect to the Transactions entered into by it, the Agent shall have the same rights, powers and obligations under this Repurchase Agreement and the other Repurchase Documents as any Buyer and may exercise the same as though it were not the Agent, and the terms “Buyer” and “Buyers” shall include the Agent in its individual capacity.

Section 10.09 Successor Agent. The Agent may resign as Agent upon forty-two (42) days’ notice to the Buyers and to the Sellers. If the Agent shall resign as Agent under this Repurchase Agreement and the other Repurchase Documents, then the Buyers shall appoint a successor Agent for the Buyers, which successor Agent shall be approved by the Sellers (unless a Default or an Event of Default has occurred and is continuing), and any such successor Agent shall succeed to the rights, powers and duties of the Agent, and the term “Agent” shall mean such successor Agent effective upon such appointment and approval, and the former Agent’s rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Repurchase Agreement or any holders of the Purchased Loans. If no successor Agent has been appointed and shall have accepted such appointment within thirty (30) days after the retiring Agent’s giving notice of its resignation, then the retiring Agent, on behalf of the Buyers, may appoint an Agent which shall (unless a Default or an Event of Default has occurred and is continuing) be reasonably acceptable to the Sellers. Upon the acceptance of any appointment as the Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations, under this Repurchase Agreement and the other Repurchase Documents. After any retiring Agent’s resignation as Agent, the provisions of this Article X shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Repurchase Agreement and the other Repurchase Documents.

ARTICLE XI

MISCELLANEOUS.

Section 11.01 Waiver. No failure on the part of the Agent or any Buyer to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under any Repurchase Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any Repurchase Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

Section 11.02 Notices. Except as otherwise expressly permitted by this Repurchase Agreement, all notices, requests and other communications provided for herein and under the Custodial Agreement (including without limitation any modifications of, or waivers, requests or consents under, this Repurchase Agreement) shall be given or made in writing (including without limitation by telex or facsimile) delivered to the intended recipient at the “Address for Notices” specified below its name on the signature pages hereof or thereof); or, as to any party, at such other address as shall be designated by such party in a written notice to each other party provided, that a copy of all notices given under Section 7.01 shall simultaneously be delivered to Credit Department, Morgan Stanley, 1221 Avenue of the Americas, 35th Floor, New York, New York 10036, Attention: Patrick Romaine. Except as otherwise provided in this Repurchase Agreement and except for notices given under Article II (which shall be effective only on receipt), all such communications shall be deemed to have been duly given when transmitted by telex or facsimile or personally delivered or, in the case of a mailed notice, upon receipt, in each case given or addressed as aforesaid.

In addition to the notices and communications provided for in this Repurchase Agreement, the Agent shall (i) receive from the Sellers and transmit to the Buyers all notices and communications required to be delivered by the Sellers under any Repurchase Document, including without limitation, all communications relating to requests for amendments, terminations, transaction requests, waivers, Defaults, Events of Default, required reporting, suits or proceedings, breaches of any representations or warranties and delegation of duties and (ii) receive from the Buyers and transmit to the Sellers all notices and communications required to be delivered by any Buyer under any Repurchase Document, including without limitation, all communications relating to requests for amendments, terminations, transaction requests, waivers, Defaults, Events of Default, required reporting, suits or proceedings, breaches of any representations or warranties and delegation of duties. Furthermore, the Sellers shall copy the Buyers on all communications and notices directed to the Agent and shall copy the Agent on all communications and notices directed to the Buyers.

Section 11.03 Indemnification and Expenses. The Sellers agree to hold the Agent, the Buyers and each of their respective Affiliates and their officers, directors, employees, agents and advisors (each an “Indemnified Party”) harmless from and indemnify any Indemnified Party against all liabilities, losses, damages, judgments, costs and expenses of any kind which may be imposed on, incurred by or asserted against such Indemnified Party (collectively, the “Costs”) relating to or arising out of this Repurchase Agreement, any other Repurchase Document or any transaction contemplated hereby or thereby, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Repurchase Agreement, any other Repurchase Document or any transaction contemplated hereby or thereby (including, without limitation, any Takeout Proceeds Identification Letter), that, in each case, results from anything, other than any Indemnified Party’s gross negligence, bad faith or willful misconduct. Without limiting the generality of the foregoing, the Sellers agree to hold any Indemnified Party harmless from and indemnify such Indemnified Party against all Costs with respect to all Purchased Loans relating to or arising, out of any violation or alleged violation of any environmental law, rule or regulation or any consumer credit laws, including without limitation, laws with respect to unfair or deceptive lending practices or Predatory Lending Practices, the Truth in Lending Act and/or the Real Estate Settlement Procedures Act, that, in each case, results from anything other than such Indemnified Party’s gross negligence, bad faith or willful misconduct. In any suit, proceeding or action brought by an Indemnified Party in connection with any Purchased Loan for any sum owing thereunder, or to enforce any provisions of any Purchased Loan, the Sellers will save, indemnify and hold such Indemnified Party harmless from and against all expense, loss or damage suffered by reason of any defense, set-off, counterclaim, recoupment or reduction or liability whatsoever of the account debtor or obligor thereunder, arising out of a breach by the Sellers of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to or in favor of such account debtor or obligor or its successors from the Sellers. The Sellers also agree to reimburse an Indemnified Party as and when billed by such Indemnified Party for all such Indemnified Party’s costs and expenses incurred in connection with the enforcement or the preservation of such Indemnified Party’s rights under this Repurchase Agreement, any other Repurchase Document or any transaction contemplated hereby or thereby, including, without limitation, the reasonable fees and disbursements of its counsel.

The Sellers agree to pay as and when billed by the Agent all of the out-of-pocket costs and expenses incurred by the Agent and the Buyers in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Repurchase Agreement, any other Repurchase Document or any other documents prepared in connection herewith or therewith. The Sellers agree to pay as and when billed by the Agent all of the out-of-pocket costs and expenses incurred in connection with the consummation and administration of the transactions contemplated hereby and thereby including, without limitation, (i) all the reasonable and documented fees, disbursements and expenses of counsel to the Agent, (ii) all the due diligence, inspection, testing and review costs and expenses incurred by the Agent with respect to Purchased Items under this Repurchase Agreement, including, but not limited to, those costs and expenses incurred by the Agent pursuant to Sections 11.03, 11.14 and 11.15 hereof and (iii) except to the extent amounts in respect thereof have previously paid pursuant to Section 2.03, the costs of Broker Price Opinions in respect of Defaulted Mortgage Loans.

Section 11.04 Amendments and Waivers. Neither this Repurchase Agreement nor any other Repurchase Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 11.04. The Buyers may, or, with the written consent of the Buyers, the Agent may, from time to time, (a) enter into with the Sellers written amendments, supplements or modifications hereto and to the other Repurchase Documents for the purpose of adding any provisions to this Repurchase Agreement or the other Repurchase Documents or changing in any manner the rights of the Buyers or of the Sellers hereunder or thereunder or (b) waive, on such terms and conditions as the Buyers or the Agent, as the case may be, may specify in such instrument, any of the requirements of this Repurchase Agreement or the other Repurchase Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall:

(i) reduce the amount or extend the scheduled Repurchase Date of any Transaction or of any payment made in respect thereof, or reduce the stated rate of any interest or fee payable hereunder or extend the scheduled date of any payment thereof or increase the amount or extend the expiration date of any Buyer’s Commitment without the consent of each affected Buyer, or

(ii) amend, modify or waive any provision of this Section 11.04 or consent to the assignment or transfer by any Seller of any of its rights and obligations under this Repurchase Agreement and the other Repurchase Documents or release all or substantially all of the Purchased Items or Collateral (except in accordance with this Repurchase Agreement upon repayment of all amounts owing under the Repurchase Documents in respect thereof) or release the Guarantor from its obligations under the New Century Guaranty, in each case without the written consent of the Buyers, or

(iii) amend, modify or waive any provision of Article X without the written consent of the then Agent;

provided, that any waiver, amendment, supplement or modification shall apply to the Buyers and shall be binding upon the Sellers, the Buyers, the Agent and their respective permitted successors and assigns and, in the case of any waiver, the Sellers, the Buyers and the Agent shall be restored to their former positions and rights hereunder and under the other Repurchase Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing, but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon;

Section 11.05 Assignments and Participations. Subject to the approval of the Sellers, which approval shall not be unreasonably withheld (provided that such approval shall not be required with respect to an assignment to the Agent or any Affiliate of the Agent or a Buyer, or if an Event of Default shall have occurred and is continuing) any Buyer may assign to one or more Persons all or a portion of its rights and obligations under this Repurchase Agreement; provided, however, that the parties to each such assignment shall execute and deliver an Assignment and Acceptance substantially in the form of Exhibit I, with appropriate completions (an “Assignment and Acceptance”).

(a) Upon such execution and delivery, from and after the effective date specified in such Assignment and Acceptance, (i) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of the Buyer-assignor hereunder, and (ii) the Buyer-assignor thereunder shall, to the extent that any rights and obligations hereunder have been assigned and delegated by it, and accepted and assumed by the assignee pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Repurchase Agreement.

(b) Any Buyer may sell participations to one or more Persons in or to all or a portion of its rights and obligations under this Repurchase Agreement; provided, however, that (i) such Buyer’s obligations under this Repurchase Agreement shall remain unchanged, (ii) such Buyer shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Sellers shall continue to deal solely and directly with such Buyer in connection with such Buyer’s rights and obligations under and in respect of this Repurchase Agreement and the other Repurchase Documents. Notwithstanding the terms of Section 3.03, each participant of a Buyer shall be entitled to the additional compensation and other rights and protections afforded such Buyer under Section 3.03 to the same extent as such Buyer would have been entitled to receive them with respect to the participation sold to such participant.

(c) Each Buyer may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 11.05, disclose to the assignee or participant or proposed assignee or participant, as the case may be, any information relating to the Sellers or any of their Subsidiaries or to any aspect of the Transactions that has been furnished to such Buyer by or on behalf of the Sellers or any of their Subsidiaries; provided that such assignee or participant agrees to hold such information confidential pursuant to a written agreement substantially similar to the existing agreement between the Agent and the Sellers and provided that such proposed assignee or participant is not a competitor of any Seller;

(d) Successors and Assigns. This Repurchase Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 11.06 Survival. The obligations of the Sellers under Sections 3.03 and 11.03 hereof shall survive the payment of the Repurchase Obligations relating to all Transactions and the termination of this Repurchase Agreement. In addition, each representation and warranty made or deemed to be made by a request for a Transaction, herein or pursuant hereto shall survive the making of such representation and warranty, and neither the Agent nor the Buyers shall be deemed to have waived, by reason of making, any Transaction, any Default or an Event of Default that may arise because any such representation or warranty shall have proved to be false or misleading, notwithstanding that the Agent or the Buyers may have had notice or knowledge or reason to believe that such representation or warranty was false or misleading at the time such Transaction was made.

Section 11.07 Captions. The table of contents and captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Repurchase Agreement.

Section 11.08 Counterparts. This Repurchase Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Repurchase Agreement by signing any such counterpart.

Section 11.09 Repurchase Agreement Constitutes Security Agreement; Governing Law

This Repurchase Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York, and shall constitute a security agreement within the meaning of the Uniform Commercial Code.

Section 11.10 Submission To Jurisdiction; Waivers. Each of the Sellers, the Agent and the Buyers hereby irrevocably and unconditionally:

SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS REPURCHASE AGREEMENT AND THE OTHER REPURCHASE DOCUMENTS, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE NON-EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF;

CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND, TO THE EXTENT PERMITTED BY LAW, WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;

AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO ITS ADDRESS SET FORTH UNDER ITS SIGNATURE BELOW OR AT SUCH OTHER ADDRESS OF WHICH THE AGENT SHALL HAVE BEEN NOTIFIED; AND

AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION.

Section 11.11 WAIVER OF JURY TRIAL. EACH OF THE BUYERS, THE SELLERS AND THE AGENT HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS REPURCHASE AGREEMENT, ANY OTHER REPURCHASE DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 11.12 Acknowledgments. Each Seller hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Repurchase Agreement, and the other Repurchase Documents;

(b) neither the Agent nor any Buyer has any fiduciary relationship to any Seller, and the relationship between each Seller, on the one hand, and the Agent and the Buyers, on the other hand, is solely that of seller and buyer; and

(c) no joint venture exists between any Buyer, the Agent and any Seller.

Section 11.13 Hypothecation or Pledge of Loans. The Agent, acting at the direction of and for the benefit of, the Buyers, and each Buyer, shall have free and unrestricted use of all Purchased Items and nothing in this Repurchase Agreement shall preclude the Agent or a Buyer from engaging in repurchase transactions with the Purchased Items or otherwise pledging, repledging, transferring, hypothecating, or rehypothecating the Purchased Items. Nothing contained in this Repurchase Agreement shall obligate the Agent or a Buyer to segregate any Repurchased Item delivered to the Agent by the Sellers.

Section 11.14 Servicing.

(a) Each Seller covenants to maintain or cause the servicing of the Purchased Loans to be maintained in conformity with accepted and prudent servicing practices in the industry for the same type of mortgage loans as the Purchased Loans and in a manner at least equal in quality to the servicing such Seller provides for mortgage loans which it owns. In the event that the preceding language is interpreted as constituting one or more servicing contracts, each such servicing contract shall terminate automatically upon the earliest of (i) an Event of Default, (ii) the date on which all the Repurchase Obligations have been paid in full or (iii) the transfer of servicing approved by the Agent in writing. The Agent hereby approves New Century as the initial servicer (the “Initial Servicer”) of the Purchased Loans.

(b) If the Purchased Loans are serviced by New Century, (i) New Century agrees that the Agent is the collateral assignee of all servicing records, including, but not limited to, any and all servicing agreements, files, documents, records, data bases, computer tapes, copies of computer tapes, proof of insurance coverage, insurance policies, appraisals, other closing documentation, payment history records, and any other records relating to or evidencing the servicing of Purchased Loans (the “Servicing Records”), and (ii) New Century grants the Agent, for the benefit of the Buyers, a security interest in all servicing fees and rights relating to the Purchased Loans and all Servicing Records to secure the obligation of New Century or its designee to service in conformity with this Section and any other obligation of New Century to the Agent and the Buyers. New Century covenants to safeguard such Servicing Records and to deliver them promptly to the Agent or its designee (including the Custodian) at the Agent’s request.

(c) If the Purchased Loans are serviced by a third party servicer (such third party servicer, the “Third Party Servicer”) the Sellers (i) shall provide a copy of the servicing agreement to the Agent, which shall be in form and substance acceptable to the Agent (the “Servicing Agreement”), and (ii) shall provide a Servicer Notice to the Third Party Servicer substantially in the form of Exhibit G hereto (a “Servicer Notice”) and shall cause such Third Party Servicer to acknowledge and agree to the same. Any successor or assignee of a Third Party Servicer shall be approved in writing by the Agent and shall acknowledge and agree to a Servicer Notice prior to such successor’s assumption of servicing obligations with respect to the Purchased Loans.

(d) If the Servicer of the Purchased Loans is a Seller or an Affiliate of a Seller, such Seller shall provide to the Agent a letter to the effect that upon the occurrence of an Event of Default, the Agent may terminate any Servicing Agreement and in any event transfer servicing to the Agent’s designee, at no cost or expense to the Agent, it being agreed that such Seller will pay any and all fees required to terminate the Servicing Agreement and to effectuate the transfer of servicing to the designee of the Agent.

(e) After the Purchase Date, for any Purchased Loan, until such Purchased Loan is repurchased by the Seller and possession thereof is relinquished by the Custodian, (i) the Sellers shall give prior written notice to the Agent of any proposed modification or alteration to the terms of any such Purchased Loan and unless the Sellers shall have received the Agent’s written approval of such modification or alteration within five (5) Business Days thereafter, in the event the Sellers nevertheless make such modification or alteration to the terms of such Purchased Loan thereafter, such Purchased Loan shall thereupon have a Recognized Value equal to zero, and (ii) the Sellers will have no obligation or right to repossess such Purchased Loan or substitute another Purchased Loan, except as provided in the Custodial Agreement.

(f) In the event any Seller or its Affiliate is servicing the Purchased Loans, such Seller shall permit the Agent from time to time during business hours and upon prior reasonable notice (provided, that if a Default or an Event of Default shall have occurred and be continuing, no such notice shall be required) to inspect the Seller’s or its Affiliate’s servicing facilities, as the case may be, for the purpose of satisfying the Agent that such Seller or its Affiliate, as the case may be, has the ability to service the Purchased Loans as provided in this Repurchase Agreement.

Section 11.15 Due Diligence Review.

(a) Purchased Loans. The Sellers acknowledge that the Buyers or the Agent on behalf of the Buyers shall have the right to perform continuing due diligence reviews with respect to the Purchased Loans, for purposes of verifying compliance with the representations, warranties and specifications made hereunder or otherwise, and the Sellers agree that upon reasonable (but no less than one (1) Business Day’s) prior notice to the Sellers or the Servicer, as the case may be, the Buyers or the Agent or any of their authorized representatives will be permitted during normal business hours to examine, inspect, and make copies and extracts of, the Mortgage Files and Servicing Records and any and all documents, records, agreements, instruments or information relating to such Purchased Loans in the possession or under the control of the Sellers, the Servicer and/or the Custodian. The Sellers also shall make available to the Buyers or the Agent, as applicable, a knowledgeable financial or accounting, officer for the purpose of answering questions respecting the Mortgage Files and the Purchased Loans. Without limiting the generality of the foregoing, the Sellers acknowledge that the Buyers (and the Agent acting on behalf of the Buyers) may enter into Transactions based solely upon the information provided by the Sellers in the Mortgage Loan Data File and the representations, warranties and covenants contained herein, and that the Buyers, or the Agent on behalf of the Buyers, at its option, has the right at any time to conduct a partial or complete due diligence review on some or all of the Purchased Loans, including without limitation ordering new credit reports and new appraisals on the related Mortgaged Properties and otherwise re-generating the information used to originate such Purchased Loan. The Buyers may underwrite such Purchased Loans itself or engage a mutually agreed upon third party underwriter (including the Agent) to perform such underwriting. The Sellers agree to cooperate with the Buyers and any third party underwriter in connection with such underwriting, including, but not limited to, providing the Buyers and any third party underwriter with access to any and all documents, records, agreements, instruments or information relating to such Purchased Loans in the possession, or under the control, of any Seller.

(b) Sellers. Each Seller acknowledges that the Buyers or the Agent on behalf of the Buyers has the right to perform quarterly due diligence reviews of each Seller’s operations, including, but not limited to, a review of (1) the financial condition of the Sellers, (2) loan origination and servicing guidelines, and (3) other corporate due diligence matters at the discretion of the Buyers or the Agent, as applicable. In connection therewith, the Sellers agree that upon reasonable (but no less than two (2) Business Day’s) prior notice to the Sellers (provided, that if a Default or an Event of Default has occurred and is continuing, no such notice shall be required), the Buyers or the Agent on behalf of the Buyers or their authorized representatives will be permitted during normal business hours to examine, inspect, and make copies and extracts of all documents, records, agreements, instruments or information relating to the Sellers which are in possession or under the control of the Sellers, as the Buyers or the Agent as applicable may reasonably request. The Sellers shall also make available to the Buyers or the Agent as applicable a knowledgeable financial or accounting officer for the purpose of answering questions respecting the financial condition of the Sellers and make available to the Buyers or the Agent as applicable an officer of each Seller for the purpose of answering questions respecting other corporate due diligence matters.

(c) Fees and Expenses of Due Diligence Review. The Sellers further agree that the Sellers shall reimburse the Agent and the Buyers for any and all out-of-pocket costs and expenses incurred by the Agent or the Buyers in connection with the Agent’s or the Buyers’ activities pursuant to this Section 11.15, subject to the limitation set forth in Section 11.03.

Section 11.16 Set-Off. In addition to any rights and remedies of the Buyers provided by this Repurchase Agreement and by law, each Buyer shall have the right, without prior notice to the Sellers, any such notice being expressly waived by the Sellers to the extent permitted by applicable law, upon any amount becoming due and payable by the Sellers hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Buyer or any Affiliate thereof to or for the credit or the account of any Seller. Such Buyer agrees promptly to notify the Sellers after any such set-off and application made by such Buyer; provided, that the failure to give such notice shall not affect the validity of such set-off and application.

Section 11.17 Intent. The parties intend that (i) each Transaction is a “securities contract” as that term is defined in Section 741 of Title 11 of the United States Code, as amended, (ii) each payment and transfer of Purchased Items hereunder is a “margin payment” and/or a “settlement payment,” as such terms are defined therein, and (iii) this agreement is a “repurchase agreement” as defined in the Bankruptcy Reform Act.

Section 11.18 Joint and Several Liability. Each Seller hereby acknowledges and agrees that such Seller shall be jointly and severally liable to the Buyers to the maximum extent permitted by applicable law for all representations, warranties, covenants, obligations and indemnities of the Sellers hereunder.

Section 11.19 Treatment of Certain Information. Notwithstanding anything to the contrary contained herein or in any other Repurchase Document, all Persons may disclose to any and all Persons, without limitation of any kind, the federal income tax treatment of the Transactions or any other actions contemplated by this Repurchase Agreement or any other Repurchase Document (collectively, the “Contemplated Actions”), any fact relevant to understanding the federal tax treatment of the Contemplated Actions and all materials of any kind (including opinions or other tax analyses) relating to such federal income tax treatment; provided, that, except as otherwise required by law, rule or regulation, no Person may disclose the name of or identifying information with respect to any party identified herein or in any other Repurchase Document or any pricing terms (including, without limitation, the Applicable Pricing Spread and any commitment or other fees) or other nonpublic business or financial information (including Recognized Value and financial covenants) that is unrelated to the purported or claimed federal income tax treatment of the Contemplated Actions and is not relevant to understanding the purported or claimed federal income tax treatment of the transaction, without the prior consent of the Agent.

Section 11.20 Successors and Assigns. This Repurchase Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Repurchase Agreement to be duly executed and delivered as of the day and year first above written.

NC CAPITAL CORPORATION, as a Seller

By: /s/ Kevin Cloyd
Name: Kevin Cloyd
Title: President

Address for Notices:
18400 Von Karman, Suite 1000
Irvine, California 92612
Attention: Kevin Dwyer
Telecopier No.: (949) 440-7033
Telephone No.: (949) 225-7808

NEW CENTURY MORTGAGE CORPORATION, as a Seller

By: /s/ Kevin Cloyd
Name: Kevin Cloyd
Title: Executive Vice President

Address for Notices:
18400 Von Karman, Suite 1000
Irvine, California 92612
Attention: Kevin Dwyer
Telecopier No.: (949) 440-7033
Telephone No.: (949) 225-7808

NC RESIDUAL II CORPORATION, as a Seller

By: /s/ Kevin Cloyd
Name: Kevin Cloyd
Title: Executive Vice President

Address for Notices:
18400 Von Karman, Suite 1000
Irvine, California 92612
Attention: Kevin Dwyer
Telecopier No.: (949) 440-7033
Telephone No.: (949) 225-7808

NEW CENTURY CREDIT CORPORATION, as a Seller

By: /s/ Kevin Cloyd
Name: Kevin Cloyd
Title: Executive Vice President

Address for Notices:
18400 Von Karman, Suite 1000
Irvine, California 92612
Attention: Kevin Dwyer
Telecopier No.: (949) 440-7033
Telephone No.: (949) 225-7808

HOME123 CORPORATION , as a Seller

By: /s/ Kevin Cloyd
Name: Kevin Cloyd
Title: Executive Vice President

Address for Notices:
18400 Von Karman, Suite 1000
Irvine, California 92612
Attention: Kevin Dwyer
Telecopier No.: (949) 440-7033
Telephone No.: (949) 225-7808

MORGAN STANLEY MORTGAGE CAPITAL INC., as Buyer and Agent

By: /s/ Paul J. Najarian
Name: Paul J. Najarian
Title: Vice President

Address for Notices:
1221 Avenue of the Americas
27th Floor
New York, New York 10020
Attention: Andy Neuberger
Telecopier No.: (212) 762-9495
Telephone No.: (212) 762-6401

MORGAN STANLEY BANK, as Buyer

By: /s/ Paul J. Najarian
Name: Paul J. Najarian
Title: Vice President

Address for Notices:
1221 Avenue of the Americas
27th Floor
New York, New York 10020
Attention: Andy Neuberger
Telecopier No.: (212) 762-9495
Telephone No.: (212) 762-6401